EXHIBIT 10.24

CREDIT AGREEMENT
Dated as of November 12, 2025
among
KB HOME,
as Borrower
THE BANKS PARTY HERETO
BANK OF AMERICA, N.A.,
as Administrative Agent
WELLS FARGO BANK, NATIONAL ASSOCIATION,
BMO BANK N.A.,
CITIZENS BANK, N.A.,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
and
U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent,
and
BOFA SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC,
BMO CAPITAL MARKETS CORP.,
CITIZENS BANK, N.A.,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
and
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.1    Defined Terms    1
1.2    Accounting Terms    31
1.3    Rounding    31
1.4    Other Interpretive Provisions    31
1.5    Exhibits and Schedules    32
1.6    References to “Borrower and its Subsidiaries”    32
1.7    Time of Day    32
1.8    Letter of Credit Amounts    32
1.9    Divisions    32
1.10    Rates    32
ARTICLE II. LOANS AND LETTERS OF CREDIT    33
2.1    Loans    33
2.2    Advances, Conversions and Continuations of Loans    33
2.3    Letters of Credit    35
2.4    Prepayments    42
2.5    Termination or Reduction of Commitments    43
2.6    Repayment of Loans    43
2.7    Interest    43
2.8    Fees    44
2.9    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    45
2.10    Evidence of Debt    45
2.11    Payments Generally; Administrative Agent’s Clawback    46
2.12    Sharing of Payments by Banks    47
2.13    Increase in Commitments    48
2.14    Defaulting Banks    49
ARTICLE III. BORROWING BASE    51
3.1    Borrowing Base    51
ARTICLE IV. TAXES, YIELD PROTECTION AND ILLEGALITY    52
4.1    Taxes    52
4.2    Illegality    55
4.3    Inability to Determine Rates    56
4.4    Increased Costs    58
4.5    Compensation for Losses    59
4.6    Mitigation Obligations; Replacement of Banks    60
4.7    Survivability    60
ARTICLE V. REPRESENTATIONS AND WARRANTIES    60
5.1    Existence and Qualification; Power; Compliance with Law    60
5.2    Authority; Compliance with Other Instruments and Government Regulations    61
    i

(Cont’d)
Page

5.3    No Governmental Approvals Required    61
5.4    Subsidiaries    61
5.5    Financial Statements    62
5.6    No Material Adverse Change    62
5.7    Title to Assets    62
5.8    Intangible Assets    63
5.9    Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws    63
5.10    Governmental Regulation    63
5.11    Litigation    63
5.12    Binding Obligations    63
5.13    No Default    64
5.14    Pension Plans    64
5.15    Tax Liability    64
5.16    Regulation U    64
5.17    Environmental Matters    64
5.18    Disclosure    64
5.19    Projections    64
5.20    ERISA Compliance    64
5.21    Solvency    65
5.22    Absence of Restrictions    65
5.23    Tax Shelter Regulations    65
5.24    EEA Financial Institutions    65
5.25    Covered Entities    65
5.26    Beneficial Ownership    65
5.27    Outbound Investment    65
ARTICLE VI. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)    65
6.1    Payment of Taxes and Other Potential Liens    65
6.2    Preservation of Existence    66
6.3    Maintenance of Properties    66
6.4    Maintenance of Insurance    66
6.5    Compliance with Laws    66
6.6    Inspection Rights    66
6.7    Keeping of Records and Books of Account    67
6.8    Use of Proceeds    67
6.9    Subsidiary Guaranty    67
ARTICLE VII. NEGATIVE COVENANTS    67
7.1    Payment or Prepayment of Subordinated Obligations and Certain Other
Obligations    67
7.2    Merger and Sale of Assets    68
7.3    Investments and Acquisitions    68
7.4    Change in Business    69
7.5    Liens and Negative Pledges    69
7.6    Transactions with Affiliates    71
7.7    Consolidated Tangible Net Worth    71
7.8    Consolidated Leverage Ratio    72

(Cont’d)
Page

7.9    Consolidated Interest Coverage Ratio or Minimum Liquidity    72
7.10    Distributions    72
7.11    Amendments    73
7.12    Investment in Subsidiaries and Joint Ventures    73
7.13    Borrowing Base Indebtedness Not to Exceed Borrowing Base    73
7.14    Regulation U    73
7.15    Fiscal Year    73
7.16    Sanctions    73
7.17    Anti-Corruption Laws    73
7.18    Outbound Investments    73
ARTICLE VIII. INFORMATION AND REPORTING REQUIREMENTS    74
8.1    Financial and Business Information of Borrower and Its Subsidiaries    74
8.2    Compliance Certificate    76
ARTICLE IX. CONDITIONS    77
9.1    Initial Advances, Etc    77
9.2    Any Advance    78
9.3    Any Letter of Credit    79
ARTICLE X. EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT    79
10.1    Events of Default    79
10.2    Remedies Upon Event of Default    81
ARTICLE XI. ADMINISTRATIVE AGENT    83
11.1    Appointment and Authority    83
11.2    Rights as a Bank    83
11.3    Exculpatory Provisions    83
11.4    Reliance by Administrative Agent, Issuing Banks and Banks    84
11.5    Delegation of Duties    85
11.6    Resignation of Administrative Agent    85
11.7    Non-Reliance on Administrative Agent, the Arrangers and the Other Banks    86
11.8    No Other Duties, Etc    87
11.9    Administrative Agent May File Proofs of Claim    87
11.10    Guaranty Matters    87
11.11    Recovery of Erroneous Payments    88
ARTICLE XII. MISCELLANEOUS    88
12.1    Cumulative Remedies; No Waiver    88
12.2    Amendments; Consents    89
12.3    Nature of Banks’ Obligations    90
12.4    Survival of Representations and Warranties    90
12.5    Notices and Other Communications; Facsimile Copies    90
12.6    Electronic Execution; Electronic Records; Counterparts    92
12.7    Successors and Assigns    93

(Cont’d)
Page

12.8    Expenses; Indemnity; Damage Waiver    97
12.9    Treatment of Certain Information; Confidentiality    99
12.10    Other Dealings    100
12.11    Right of Setoff — Deposit Accounts    100
12.12    Further Assurances    100
12.13    Integration; Effectiveness    100
12.14    Governing Law; Jurisdiction; Etc.    101
12.15    Severability of Provisions    101
12.16    Headings    102
12.17    Conflict in Loan Documents    102
12.18    Waiver of Right to Trial by Jury    102
12.19    Purported Oral Amendments    102
12.20    Payments Set Aside    102
12.21    Reserved    102
12.22    Certain Notices    102
12.23    Replacement of Banks    103
12.24    No Advisory or Fiduciary Relationship    103
12.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    104
12.26    Certain ERISA Matters    104
12.27    Interest Rate Limitation    105
12.28    Acknowledgement Regarding Any Supported QFCs    105

Exhibits
A    Assignment and Assumption
B    Borrowing Base Certificate
C    Compliance Certificate
D    Loan Notice
E    Note
F    Subsidiary Guaranty
G    U.S. Tax Compliance Certificates
Schedules
1.1    Pro Rata Shares / Bank Commitments
4.4    Subsidiaries
4.7    Existing Liens and Rights of Others
6.4    Investments
11.6    Notices

CREDIT AGREEMENT
Dated as of November 12, 2025
This Credit Agreement (as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted, this “Agreement”), dated as of November 12, 2025, is entered into by and among KB HOME, a Delaware corporation (“Borrower”), each financial institution set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the “Banks” and individually, each a “Bank”), and BANK OF AMERICA, N.A., as Administrative Agent.
RECITALS
WHEREAS, Borrower has requested that the Banks provide a revolving credit facility, and the Banks are willing to do so on the terms and conditions set forth herein.
WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.1Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any corporation, partnership or limited liability company, or other business entity or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires (including by way of division or merger) control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires (including by way of division or merger) control of a 50% or more ownership interest in any corporation, partnership, limited liability company, or other business entity.
“Administrative Agent” means Bank of America in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.6, or such other address or account as Administrative Agent may, from time to time, notify Borrower and the Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent to the Banks.
“Advance” means a single advance consisting of Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Banks pursuant to Section 2.1.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition,

“control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.
“Agent Parties” has the meaning set forth in Section 12.5(c).
“Agent-Related Persons” means Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate Commitments” means, on any date of determination, the aggregate amount of the Commitments of all the Banks.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Parties or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311- 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Anti-Terrorism Order, or any enabling legislation or executive order relating to any of the same.
“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
“Applicable Pricing Level” means, for any day, the Applicable Pricing Level that is determined in accordance with Borrower’s Consolidated Leverage Ratio on such date as follows:

Applicable Pricing Level	Consolidated Leverage Ratio
I	<0.375:1
II	≥0.375:1 but <0.425:1
III	≥0.425:1 but <0.475:1
IV	≥0.475:1 but <0.525:1
V	≥0.525:1

Any change in the Applicable Pricing Level resulting from a change in the Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 8.2; provided, however, that if a Compliance Certificate is not delivered on or prior to a date required by Section 8.2, and if the Compliance Certificate when delivered indicates that the Applicable Pricing Level of Borrower will increase (i.e., become less favorable to Borrower), the date of increase in the Applicable Pricing Level will be deemed to be the date upon which such Compliance Certificate was due under Section 8.2, not the date on which such Compliance Certificate was delivered. The Applicable Rate in effect from the Closing Date until adjusted as set forth above shall be set at Applicable Pricing Level I.
The “Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Applicable Pricing Level on that date:

Applicable Pricing Level	Base Rate Loan Applicable Rate	Term SOFR Rate Loan Applicable Rate / Daily SOFR Loan Applicable Rate / Letter of Credit Fee Applicable Rate	Commitment Fee
I	0.25%	1.25%	0.15%
II	0.375%	1.375%	0.20%
III	0.50%	1.50%	0.25%
IV	0.625%	1.625%	0.30%
V	0.75%	1.75%	0.35%
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.9(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Arrangers” means BofA Securities, Inc., Wells Fargo Securities, LLC, BMO Bank N.A., Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Authorizations” has the meaning set forth for that term in Section 5.1.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.5, and (c) the date of termination of the Commitment of each Bank to make Loans and of the obligation of the Issuing Banks to issue Letters of Credit.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means each financial institution whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 12.7.
“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, (ii) an event of the kind referred to in Section 10.1(j) occurs with respect to a Bank or its Parent Company (as if the references in such provisions to Borrower or Subsidiaries referred to such Bank or Parent Company) or (iii) a Bank or its Parent Company becomes the subject of a Bail-In Action.
“Bank of America” means Bank of America, N.A.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR for such day plus one percent (1.00%) and (d) one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.3, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1020.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means KB Home, a Delaware corporation, and its successors and permitted assigns.
“Borrower Detail Form” means a certificate provided by or on behalf of Borrower on a form promulgated by Administrative Agent.
“Borrower Materials” has the meaning set forth in Section 8.1.
“Borrowing Base” has the meaning set forth in Section 3.1(b).
“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B signed, on behalf of Borrower by a Senior Officer of Borrower.
“Borrowing Base Indebtedness” means as of any date of determination, the aggregate principal amount of indebtedness for borrowed money, and the aggregate face amount of obligations under Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized, of Borrower and Borrowing Base Subsidiaries (other than Financial Subsidiaries) that are not Subordinated Obligations and that is not Non-Recourse Indebtedness.
“Borrowing Base Subsidiary” means (a) any Guarantor Subsidiary and (b) any direct or indirect wholly-owned Domestic Subsidiary of Borrower or any Guarantor Subsidiary.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.
“Capital Lease” means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” or “finance lease” on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles in effect as of the date of this Agreement.
“Cash” means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles consistently applied.
“Cash Collateralize” has the meaning set forth in Section 2.3(g).
“Cash Equivalents” means, with respect to any Person, that Person’s Investments in:
(a)Government Securities due within one year of the making of the Investment;
(b)readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa3 by Moody’s or AA- by S&P, in each case due within one year from the making of the Investment;
(c)certificates of deposit issued by, deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, (i) any Bank or (ii) any bank or savings and loan association doing business in and incorporated under the Laws of the United States of America, any state thereof or the

District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(d)certificates of deposit issued by, bank deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(e)readily marketable commercial paper or other debt securities of (i) any Bank that is a Bank as of the Closing Date, (ii) corporations, commercial banks or financial institutions doing business in and incorporated under the Laws of the United States of America or any state thereof or the District of Columbia or (iii) a holding company for a bank described in clause (c) or (d) above, given on the date of such Investment a credit rating of P-1 or higher by Moody’s, of A-1 or higher by S&P, or F-1 or higher by Fitch, in each case due within one year of the making of the Investment;
(f)repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided, that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
(g)“money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Bank or a bank described in clauses (c) or (d) above; provided, that (y) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (z) the aggregate amount of all such Investments does not exceed $50,000,000;
(h)a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P; and
(i)corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any state thereof, or a participation interest therein; provided, that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, (ii) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (iii) the aggregate amount of all such Investments does not exceed $50,000,000.
“Change in Control” means, and shall be deemed to have occurred at such time as any of the following events shall occur:

(a)there shall be consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving company, unless the holders of Borrower’s Voting Stock immediately prior to such transaction hold, immediately after such transaction, at least 50% of the Voting Stock of the surviving company or a parent company that owns all of the equity interests of such surviving company; or
(b)there is a report filed by any “person” or “group” on Schedule 13D or TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person or group (for the purposes of the definition of Change in Control only, the terms “person” and “group” are used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of Borrower’s Voting Stock then outstanding; provided, however, that a person or group shall not be deemed beneficial owner of, or to own beneficially any Securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered Securities are accepted for purchase or exchange thereunder; or
(c)a “Change in Control” (or analogous term) as defined in the Indenture shall occur and any Debt Securities (other than Subordinated Obligations) thereupon (i) become due and payable by Borrower or its Subsidiaries or (ii) Borrower or its Subsidiaries are required to make an offer to redeem such Debt Securities; or
(d)a “Change in Control” (or analogous term) as defined in one or more indentures or agreements governing any Subordinated Obligations occur and (i) at least $100,000,000 of Subordinated Obligations thereupon become due and payable by Borrower or its Subsidiaries or (ii) Borrower or its Subsidiaries must make an offer to redeem an amount equal to or greater than $100,000,000 of Subordinated Obligations.
“Change in Control Payment Date” has the meaning set forth in Section 2.4(d)(i).
“Change in Control Payment Notice” has the meaning set forth in Section 2.4(d)(iii).
“Change in Control Repayment” has the meaning set forth in Section 2.4(d)(i).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a)the adoption or taking effect of any applicable law, rule, regulation or treaty;
(b)any change in any applicable law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or
(c)the making or issuance of any applicable request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
Notwithstanding the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Status” means, with respect to any Guarantor Subsidiary, (a) such Guarantor Subsidiary ceases to be a Subsidiary of Borrower as a result of a transaction permitted under this Agreement or (b) the designation by Borrower that such Guarantor Subsidiary is not required to be a Guarantor Subsidiary under the definition thereof.
“Closing Date” means November 12, 2025.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.
“Commission” means the Securities and Exchange Commission and any successor commission.
“Commitment” means, as to each Bank, its obligation to (a) make Loans to Borrower pursuant to Section 2.1 and (b) purchase participations in L/C Borrowings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Communication” has the meaning set forth in Section 12.6.
“Compliance Certificate” means a compliance certificate in the form of Exhibit C signed, on behalf of Borrower, by a Senior Officer of Borrower.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily Simple SOFR or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA for such period plus (a) the amount of capitalized interest that was included in cost of sales in determining Consolidated Net Income for such period (and not included in Consolidated Interest Expense and added back to

Consolidated Net Income pursuant to clause (a)(ii) of Consolidated EBITDA) plus (b) all non-cash Net Realizable Value Adjustments made during such period which are not added back to Consolidated Net Income pursuant to clause (a)(iv) of Consolidated EBITDA.
“Consolidated ASC 810 Subsidiaries” means entities that would not be GAAP Subsidiaries but for the issuance of the pronouncement entitled Accounting Standards Codification Topic 810 “Consolidations” by the Financial Accounting Standards Board.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, (a) plus, without duplication, (i) any extraordinary loss reflected in such Consolidated Net Income, and (ii) Consolidated Interest Expense for such period, and (iii) the aggregate amount of federal, state and foreign income taxes payable by Borrower and its Consolidated Subsidiaries for such period, and (iv) depreciation, amortization and all other non-cash expenses of Borrower and its Consolidated Subsidiaries for such period (and in the case of the foregoing items (ii), (iii) and (iv), only to the extent deducted in the determination of Consolidated Net Income for such period), (b) minus, without duplication, (i) consolidated interest income of Borrower and its Consolidated Subsidiaries for such period, and (ii) any extraordinary gain reflected in such Consolidated Net Income, in each of the foregoing cases as determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the twelve (12) month period ending on such date to (b) Consolidated Interest Incurred for the twelve (12) month period ending on such date.
“Consolidated Interest Expense” means for any period, the aggregate interest expense of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Interest Incurred” means, for any period, the aggregate amount of Consolidated Interest Expense (but excluding (a) premiums and non-cash amounts arising as a result of prepayment or extinguishment of Indebtedness, (b) non-cash convertible debt Consolidated Interest Expenses and (c) accretion of original issue discount on long-term debt), including any capitalized interest, less interest income of Borrower and its Consolidated Subsidiaries on a consolidated basis; provided that Borrower may exclude interest on up to $500,000 of Capital Leases from such calculation.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) the sum of (i) Consolidated Total Indebtedness and (ii) Consolidated Tangible Net Worth on that date.
“Consolidated Net Income” means, for any period, the net income of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of Borrower and its Subsidiaries (other than Financial Subsidiaries) under Generally Accepted Accounting Principles (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all short-term liabilities, except for liabilities payable by their terms more than one (1) year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one (1) year after such date) and liabilities in respect of retiree benefits other than pensions for which Borrower or any of its Subsidiaries is required to accrue pursuant to ASC 715; (b) investments in Financial Subsidiaries; and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other Intangible Assets.
“Consolidated Subsidiaries” means, with respect to Borrower, Borrower’s GAAP Subsidiaries (other than Borrower’s Consolidated ASC 810 Subsidiaries).
“Consolidated Tangible Net Worth” means, as of any date of determination, the Shareholders’ Equity of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus the Intangible Assets of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus any non-cash gain (or plus any non-cash loss, as applicable) resulting from any marked to market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of foreign currency instruments owned by Borrower or any of its GAAP Subsidiaries as mandated under ASC 815.
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness, all Contingent Guaranty Obligations and any drawn Performance Letters of Credit (excluding drawn Performance Letters of Credit with respect to Financial Subsidiaries and Foreign Subsidiaries) not reimbursed when due and not Cash Collateralized, of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date, and minus (c) all Unrestricted Cash in excess of $15,000,000 on that date.
“Contingent Guaranty Obligation” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses (other than for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such Person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss with respect to payment of such Indebtedness, including, without limitation, any such agreement, undertaking or arrangement in the form of a comfort letter, operating agreement, take-or-pay contract or “put” agreement; provided that a “bad boy”, “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Guaranty Obligation except to the extent of the principal amount then due and payable thereunder. The amount of any Contingent Guaranty Obligation of a Person shall be deemed to be (1) in the event the terms of such Contingent Guaranty Obligation provide that such Person shall be liable for a fixed portion of the principal amount of the related primary Indebtedness and such Indebtedness has a stated or determinable principal amount, an amount equal to such fixed portion, (2) in the event the principal amount of the related primary Indebtedness is not stated or determinable or the terms of such Contingent Guaranty Obligation do not provide that such Person shall be liable for a fixed portion of such principal, an amount equal to the maximum reasonably anticipated liability which is likely to be paid by such Person in respect of such principal as determined by such Person in good faith or (3) in the event of a Contingent Guaranty Obligation arising under an LTV Maintenance Agreement, the related LTV Maintenance Exposure of such Person; provided, however, that if any Person is liable severally but not jointly and severally with one or more other obligors under any Contingent Guaranty Obligation, the amount of such Contingent Guaranty Obligation shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability in respect of principal under such Contingent Guaranty Obligation with respect to which such Person is severally liable.
“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of Borrower and its Subsidiaries, any of the Loan Documents.
“Daily Simple SOFR” means, with respect to any applicable determination date, (a) SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such day is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto, plus (b) the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%).
“Daily SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Daily Simple SOFR.
“Debt Securities” means the notes or other debt securities issued under the Indenture.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
“Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.
“Defaulting Bank” means, at any time, a Bank that (i) has failed for two (2) Business Days or more to comply with its obligations under this Agreement to make a Loan or make a payment to an Issuing Bank in respect of an L/C Advance or pay any other amount required to be paid by it under the Loan Documents (each a “funding obligation”), or (ii) has notified in writing Borrower, Administrative Agent or any Issuing Bank, or has stated publicly, that it does not intend or expect to comply with any such funding obligation, (iii) has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) for three (3) or more Business Days after written request of Administrative Agent or Borrower, fails to provide a written certification that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation), or (v) as to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank; provided that neither the reallocation of funding obligations provided for in Section 2.14 as a result of a Bank being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations shall by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank; provided further that in each case, a Defaulting Bank will not mean a Bank whose applicable funding obligations are reasonably likely to be promptly met or satisfied by an administrative agency of competent jurisdiction or a successor-in interest with respect to such funding obligations. Any determination by Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by Administrative Agent to Borrower, the Issuing Banks, and the Banks.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Developed Lots” means subdivision lots located in the United States that are wholly-owned by Borrower or its Borrowing Base Subsidiaries, unencumbered by any Lien or Liens (other than Permitted Encumbrances), and that are subject to a recorded plat or subdivision map, in substantial compliance with all applicable Laws and available for the construction thereon of foundations for Units.
“Distribution” means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for capital stock of the same type of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in capital stock of the same type of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above. In addition, to the extent any loan or advance by Borrower to one of its Subsidiaries is deemed to be an “Investment” for purposes of this Agreement, then any principal payment made by such Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 7.10.
“Dollars” means the national currency of the United States of America.
“Domestic Lending Office” means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.
“Domestic Subsidiary” means, with respect to any Person and as of any date of determination, a Subsidiary of such Person (a) that is organized under the Laws of the United States of America or any state thereof, so long as substantially all of the assets of such Subsidiary do not consist of capital stock of one or more Foreign Subsidiaries, and (b) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with Generally Accepted Accounting Principles consistently applied) is located in the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning set forth in Section 12.6.
“Eligible Assignee” means: (a) a Bank; (b) an Affiliate of a Bank; or (c) a financial institution that has, or is a wholly-owned subsidiary of a parent company that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of not less than A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Borrower or any of Borrower’s Affiliates or Subsidiaries, or (ii) any Defaulting Bank or Potential Defaulting Bank or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii).
“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, all as the same shall be in effect at such date.
“ERISA Affiliate” means, with respect to Borrower, any other Person (or any trade or business, whether or not incorporated) that is under common control with Borrower within the meaning of Section 414 of the Code.
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered or critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) the failure by Borrower or any ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (j) the imposition of a Lien upon the assets of Borrower or any ERISA Affiliate pursuant to the Code or ERISA with respect to any Pension Plan.
“Escrow Receivables” means, as of any date of determination, the amounts due to Borrower or any Borrowing Base Subsidiary and held at an escrow or title company following the sale and conveyance of title of a Model Home or Unit to a buyer (including an escrow or title company that is a Subsidiary of

Borrower) to the extent that such amounts are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning provided in Section 10.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.14) or (ii) such Bank changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1(b) or 4.1(c), amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Indenture” means that certain Indenture, by and between Borrower, the guarantors party thereto and Regions Bank (successor to U.S. Bank Trust Company National Association), as trustee, dated as of January 28, 2004, as supplemented by that certain First Supplemental Indenture dated as of January 28, 2004, that certain Second Supplemental Indenture dated as of June 30, 2004, that certain Third Supplemental Indenture dated as of May 1, 2006, that certain Fourth Supplemental Indenture dated as of November 9, 2006, that certain Fifth Supplemental Indenture dated as of August 17, 2007, that certain Sixth Supplemental Indenture dated as of January 30, 2012, certain Seventh Supplemental Indenture dated as of January 11, 2013, that certain Eighth Supplemental Indenture dated as of March 12, 2013, that certain Ninth Supplemental Indenture dated as of February 28, 2014, that certain Tenth Supplemental Indenture dated as of January 22, 2019, that certain Eleventh Supplemental Indenture dated as of January 20, 2022, and that certain Twelfth Supplemental Indenture dated as of January 19, 2023, as the same may be amended, modified or supplemented from time to time.
“Existing Letters of Credit” means any Letter of Credit issued pursuant to the Existing Loan Agreement or designated as Letters of Credit pursuant to the terms thereof.
“Existing Loan Agreement” means that certain Fourth Amended and Restated Revolving Loan Agreement, dated as of February 18, 2022, by and among Borrower, each financial institution party thereto from time to time, and Citibank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Exposure” means for any Bank, as of any date of determination, the product obtained by multiplying that Bank’s then effective Pro Rata Share by the then effective Aggregate Commitments.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means any fee letter entered into from time to time, among Borrower, Administrative Agent, any Arranger, and/or any Bank.
“Financial Letter of Credit” means any letter of credit issued by an issuer for the account of Borrower or a Subsidiary that represents an irrevocable obligation on the part of the issuer:
(a)to repay money borrowed by or advanced to Borrower or a Subsidiary; or
(b)to make payment on account of any indebtedness undertaken by Borrower or a Subsidiary, in each case with respect to the foregoing clauses (a) and (b), in the event that Borrower or Subsidiary fails to fulfill its financial obligations to the beneficiary.
“Financial Subsidiary” means (a) any Subsidiary of Borrower that is organized and operates solely to issue (i) collateralized mortgage obligations or (ii) other similar asset-backed obligations, (b) any other Subsidiary of Borrower that (i) is engaged primarily in the business of origination, marketing, and servicing of residential mortgage loans, the sale of servicing rights, or the financing of long term residential mortgage loans, (ii) holds not less than ninety-five percent (95%) of its total assets in the form of Cash, Cash Equivalents, notes and mortgages receivable, Cash or Cash Equivalents held by a trustee for the benefit of such Subsidiary or other financial instruments, and (iii) is the subject of an Officer’s Certificate of Borrower delivered to Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof, and (c) any other Subsidiary of Borrower that (i) is or has been engaged primarily in the business of providing insurance (including, without limitation, any captive insurance Subsidiary of Borrower), escrow or title services, or any similar or related financial services, and (ii) is the subject of an Officer’s Certificate of Borrower delivered to Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof; provided that, in no event shall Home Community Mortgage, LLC (or any successor thereto) be a Financial Subsidiary. As of the Closing Date, the Financial Subsidiaries are Endeavour Venture Partners LLC, Escoba Insurance Company, KB HOME Insurance Agency Inc., KB HOME Insurance Agency of Texas Holdings, Inc., KB HOME Mortgage Company, KB HOME Mortgage Ventures LLC, KB HOME Title Services Inc., San Antonio Title Co., and Intrepid Venture Partners LLC.
“Fiscal Quarter” means each of the fiscal quarters of Borrower ending on each February 28 (or 29, if a leap year), May 31, August 31 and November 30.
“Fiscal Year” means each of the fiscal years of Borrower ending on each November 30.

“Fitch” means Fitch Ratings, or any successor thereto.
“Foreign Bank” means (a) if Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and which is a controlled foreign corporation as defined in Section 957 of the Code.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP Subsidiaries” means, with respect to Borrower, all entities whose financial statements are consolidated with the consolidated financial statements of Borrower under Generally Accepted Accounting Principles.
“GAAP Value” means, with respect to any property or asset, the book value for such property or asset determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Generally Accepted Accounting Principles” (or “GAAP”) means generally accepted accounting principles in the United States as in effect from time to time, unless otherwise specified herein; provided, that any change in GAAP after the Closing Date shall not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.2) to those applied to financial statements of that Person as of recent prior dates and for recent prior periods.
“Government Securities” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising applicable executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor Subsidiary” means (a) any direct or indirect wholly owned Domestic Subsidiary of Borrower which is a Consolidated Subsidiary and a Significant Subsidiary, other than any Financial Subsidiary and (b) any other Domestic Subsidiary of Borrower, other than any Financial Subsidiary, that is designated in writing by Borrower as required hereby or at its option as a Guarantor Subsidiary; provided that the assets of all direct or indirect wholly owned Domestic Subsidiaries of Borrower that are not Guarantor Subsidiaries shall not in the aggregate exceed 10% of the Consolidated Net Tangible Assets of Borrower and its Consolidated Subsidiaries (excluding the assets of Financial Subsidiaries), in each case measured as of the end of the previous Fiscal Year.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any real Property of Borrower or its Subsidiaries.
“Homes Under Construction” means, collectively, as of any date of determination, Sold Homes, Speculative Units and Model Homes that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
“Increasing Bank” has the meaning set forth in Section 2.13(a).
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases that should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles as in effect on the date of this Agreement, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable incurred in the ordinary course of business and obligations under Profit and Participation Agreements), (e) any obligation of the types referred to in clauses (a) through (d) above that is secured by a Lien (other than Permitted Encumbrances) on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien if such obligation is non-recourse, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under Financial Letters of Credit issued for the account of such Person to the extent not Cash Collateralized, and (h) net obligations of such Person under any Swap Contract. Notwithstanding the foregoing, none of the items described in the foregoing clauses (a) – (h) between or among Borrower and/or any of its Consolidated Subsidiaries shall constitute Indebtedness for purposes of Sections 7.8, Section 7.9 or the definitions used therein.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 12.8.
“Indenture” means (a) the Existing Indenture, and (b) any other trust indenture entered into by the Borrower, the guarantors party thereto from time to time, if any, and the indenture trustee.
“Information” has the meaning set forth in Section 12.9.
“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles consistently applied, including (a) customer lists, goodwill, computer software, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and other intangible assets and (b) any write-up in book value of any asset subsequent to its acquisition.

“Interest Payment Date” means, (a) with respect to any Base Rate Loan or Daily SOFR Rate Loan, the first Business Day of each calendar month and the Maturity Date; and (b) with respect to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.
“Interest Period” means as to each Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period pertaining to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Maturity Date.
“Investment” means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person, whether or not evidenced by a note or other writing. The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.
“Investment Grade Credit Rating” means, as of any date of determination, that at least two (2) Rating Agencies have, as of that date, issued credit ratings for Borrower’s non-credit-enhanced long-term senior unsecured debt of (a) at least BBB- in the case of S&P, (b) at least Baa3 in the case of Moody’s, and (c) at least BBB- in the case of Fitch.
“IRS” means the United States Internal Revenue Service.
“ISP98” has the meaning set forth in Section 2.3(h).
“Issuing Bank” means any Bank in its capacity as an issuer of Letters of Credit hereunder up to its Issuing Bank’s L/C Limit. As of the Closing Date, the Issuing Banks are set forth on Schedule 1.1.
“Issuing Bank’s L/C Limit” means, with respect to any Bank which is also an Issduing Bank at any time, an amount equal to the product of such Bank’s Pro Rata Share of the Aggregate Commitments multiplied by the L/C Limit. As of the Closing Date, each Issuing Bank’s L/C Limit is set forth on Schedule 1.1.

“Joint Venture” means any Person, other than a Subsidiary, (a) in which Borrower or any Subsidiary of Borrower holds an equity Investment which entitles Borrower or such Subsidiary to more than ten percent (10%) of (i) the ordinary voting power for the election of the board of directors or other governing body of such Person or (ii) the partnership, membership or other ownership interest in such Person, and (b) which has at least one holder of its equity interests that is not an Affiliate of Borrower or any Subsidiary of Borrower. Notwithstanding the foregoing, for the purposes of Section 7.12, the term “Joint Venture” will not include any equity Investment in any Person if the dollar amount of that investment is less than $2,500,000, computed in accordance with Generally Accepted Accounting Principles consistently applied, but only to the extent that the aggregate dollar amount of such equity Investments is less than $25,000,000.
“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date required or refinanced as a Loan.
“L/C Limit” means $250,000,000.
“Land Held for Future Development” means, as of any date of determination, Land Parcels where development activity has been suspended or has not yet begun, but is expected to occur in the future.
“Land Held for Sale” means, as of any date of determination, Land Parcels that are designated by Borrower as to be sold to any Person that is not an Affiliate of Borrower.
“Land Parcels” means parcels of land located in the United States wholly-owned by Borrower or any Borrowing Base Subsidiary that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
“Land Under Development” means, as of any date of determination, Lots Under Development and Developed Lots excluding lots included in the Homes Under Construction and Land Held for Future Development categories.
“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Authority.
“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify Borrower and Administrative Agent.
“Letter of Credit” means any of the standby letters of credit issued by an Issuing Bank pursuant to Section 2.3, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted. A Letter of Credit shall be a Financial Letter of Credit or a Performance Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form, from time to time, that is in use by an Issuing Bank.
“Letter of Credit Collateralize” has the meaning set forth in Section 2.3(g).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the authorized filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
“Liquidity” means at any time, the result of (a) all Unrestricted Cash held by Borrower and the Borrowing Base Subsidiaries as of the date of determination, excluding the amount, if any, included in the calculation of the Unrestricted Cash element of the Borrowing Base as of such date of determination, plus (b) the available amount of aggregate undrawn Commitments as of such date.
“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, Letter of Credit Applications, the Subsidiary Guaranty, any Loan Notice, any Request for Letter of Credit, any Compliance Certificate, any Borrowing Base Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Administrative Agent or any other Bank pursuant to this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Loan Notice” means a notice of (a) a request for a Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, in each case, pursuant to Section 2.2, which shall be substantially in the form of Exhibit D or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Official of Borrower.
“Loan Parties” means, collectively, Borrower and each Guarantor Subsidiary.
“Loans” means the aggregate of the Advances made at any one time by the Banks pursuant to ARTICLE II.
“Lots Under Development” means, as of any date of determination, Land Parcels that are being developed into Developed Lots.
“LTV Maintenance Agreement” means a guaranty or other agreement entered into by Borrower or any of its Consolidated Subsidiaries, for the benefit of the holder of any secured Indebtedness of a Person that is not Borrower or any of its Consolidated Subsidiaries, to maintain a specified loan-to-value ratio with respect to real Property that secures such Indebtedness.
“LTV Maintenance Exposure” means, with respect to any LTV Maintenance Agreement, the amount equal to (a) the amount of the Indebtedness with respect to which the LTV Maintenance Agreement is delivered exceeds (b) the product of (i) the book value of the real Property securing such Indebtedness (or such lesser value as is provided in or determined under the agreements governing such Indebtedness) and (ii) a percentage equal to the loan-to-value ratio (stated as a fraction) that Borrower or any of its Consolidated Subsidiaries agrees to maintain under the applicable LTV Maintenance Agreement; provided that if Borrower or one of its Consolidated Subsidiaries is liable severally but not jointly and severally with one or more other obligors under the LTV Maintenance Agreement, the amount of the Contingent Guaranty

Obligation in respect of such LTV Maintenance Agreement for Borrower or such Consolidated Subsidiary shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability under such LTV Maintenance Agreement with respect to which Borrower or such Consolidated Subsidiary is severally liable; provided further, that if the LTV Maintenance Exposure with respect to a LTV Maintenance Agreement is less than zero, the LTV Maintenance Exposure for that LTV Maintenance Agreement shall be deemed to be zero.
“Material Adverse Effect” means any one or more events, developments or circumstances which, individually or when aggregated with any other circumstances or events, has had or would reasonably be expected to have a material adverse effect on (i) the business, property, financial condition or results of operations of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its payment or other material obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Administrative Agent and the Banks thereunder.
“Material Amount of Assets” means, as of any date of determination, more than 10% of the consolidated total assets of Borrower and its Subsidiaries as of such date (other than assets of, or Investments in, Financial Subsidiaries or Borrower’s Consolidated ASC 810 Subsidiaries).
“Maturity Date” means November 12, 2030.
“Model Homes” means housing Units which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home community.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) of a type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Net Realizable Value Adjustment” means the adjustment required pursuant to Generally Accepted Accounting Principles consistently applied (including ASC 360 issued by the Financial Accounting Standards Board) to reflect a decrease in the book value of assets below their historical costs.
“Non-Consenting Bank” has the meaning set forth in Section 12.2.
“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.
“Non-Recourse Indebtedness” means Indebtedness incurred in connection with the purchase or improvement of Property (and any amendment, extension or refinancing of such Indebtedness) (a) that is secured solely by the Property purchased or improved, personal property related thereto, the equity interests in the borrower (but not Borrower hereunder) of such Indebtedness (if such Property constitutes all or substantially all of the assets of such borrower) and/or its subsidiaries and/or proceeds of any of the foregoing and (b) the sole legal recourse for collection of principal and interest on such Indebtedness is against such collateral and/or such borrower and/or its subsidiaries; provided that any direct or indirect obligations or liabilities of any Person for indemnities, covenants (including, without limitation, performance, completion or similar guarantees or covenants) or for breach of any warranty, representation or covenant, in each case including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the applicable borrower from secured assets, environmental claims, waste, mechanics’ liens, failure to pay taxes or insurance, breach of separateness covenants, bankruptcy and insolvency events or any other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification or guaranty agreements in non-recourse financings of real estate will in each case not cause any Indebtedness described in (a) and (b) above, whether in whole or in any part, to be classified as other than “Non-Recourse Indebtedness”.
“Note” means each promissory note made by Borrower to a Bank evidencing the Advances under that Bank’s Pro Rata Share of the Aggregate Commitments, substantially in the form of Exhibit E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Obligations” means all present and future obligations of every kind or nature of Borrower or any Loan Party at any time and from time to time owed to Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.
“Opinions of Counsel” means the favorable written legal opinions of counsel to Borrower and the Guarantor Subsidiaries, in form and substance reasonably acceptable to Administrative Agent, together with copies of all factual certificates and legal opinions upon which such counsel has relied.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except, in each case, any such taxes that are Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 12.23.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Closing Date, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means:
(a)with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and
(b)with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date, after giving effect to the issuance, extension, expiry, renewal or increase of any Letter of Credits occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
“Participant” has the meaning set forth in Section 12.7.
“Party” means any Person other than the Banks or Administrative Agent which now or hereafter is a party to any of the Loan Documents.
“PATRIOT Act” has the meaning set forth in Section 12.22.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and which is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
“Performance Letter of Credit” means any letter of credit issued by an issuer for the account of Borrower or a Subsidiary that is not a Financial Letter of Credit.
“Permitted Encumbrances” means:
(a)inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;
(b)Liens for taxes and assessments on real property which are not yet past due; or Liens for taxes and assessments on real property for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;
(c)minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(d)easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(e)easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;
(f)rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(g)any obligations or duties affecting any real property to any Governmental Authority with respect to any right, power, franchise, grant, license, or permit;
(h)present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;
(i)statutory Liens, including warehouseman’s liens, other than those described in clauses (a) or (b) above and any Lien imposed pursuant to the Code or ERISA with respect to any Pension Plan, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture;
(j)covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(k)rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;
(l)Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(m)Liens consisting of pledges or deposits of property to secure performance in connection with leases (other than Capital Leases) made in the ordinary course of business to which Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;
(n)Liens consisting of deposits of property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business; and
(o)Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.
“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or (c) the reversionary interest of a landlord under a lease of Property.

“Person” means an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or Governmental Authority, or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, or as applicable, with respect to which Borrower or any of its Subsidiaries or any ERISA Affiliate may have any liability (whether actual or contingent).
“Platform” has the meaning set forth in Section 8.1.
“Potential Defaulting Bank” means, at any time, any Bank (i) with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, Administrative Agent, Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank upon notification of such determination by Administrative Agent to Borrower, the Issuing Banks and the Banks.
“Pro Rata Share” of a Bank, as it pertains to the Aggregate Commitments, means the applicable percentage set forth opposite the name of that Bank on Schedule 1.1 to this Agreement, as such Schedule 1.1 may change from time to time in accordance with the terms of this Agreement or in accordance with any effective Assignment and Assumption.
“Profit and Participation Agreement” means an agreement with respect to which the purchaser of any Property agrees to pay the seller of such Property a profit participation, price participation, or premium participation in such Property.
“Projections” means the financial projections of Borrower delivered to Administrative Agent on September 30, 2025.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 8.1.
“Qualified Issuer” means a commercial bank, savings bank, savings and loan association or similar financial institution which, (a) has total assets of $5,000,000,000 or more, (b) is “well capitalized” within the meaning of such term under the Federal Depository Institutions Control Act, (c) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (d) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31 occurring after the Closing Date.
“Rating Agencies” means S&P, Moody’s and Fitch.
“Recipient” means (a) Administrative Agent, (b) any Bank and (c) any Issuing Bank, as applicable.
“Register” has the meaning set forth in Section 12.7.
“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.
“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Removal Closing Date” has the meaning set forth in Section 11.6(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Letter of Credit” means a written request for the issuance of a Letter of Credit signed by a Responsible Official of Borrower, in a form reasonably designated from time to time by Administrative Agent.
“Required Banks” means, as of any date of determination, Banks having an aggregate Pro Rata Share of more than 50% of the Aggregate Commitments or, if the commitment of each Bank to make Advances and the obligation of the Issuing Banks to issue Letters of Credit have been terminated or suspended, Banks holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Bank’s risk participation and funded participation in Letter of Credit Usage being deemed “held” by such Bank for purposes of this definition); provided that the Pro Rata Share of the Aggregate Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Requirement of Law” means, as to any Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resignation Effective Date” has the meaning set forth in Section 11.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of Borrower designated in or pursuant to an agreement between Borrower and Administrative Agent, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of that Person.
“Right of Others” means, with respect to any Property in which a Person has an interest, (a) any legal or equitable claim or other interest (other than a Lien) in or with respect to that Property held by any other Person, and (b) any option or right held by any other Person to acquire any such claim or other interest (including a Lien).
“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning set forth in Section 4.3.
“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, or (e) treasurer, in each case whatever the title nomenclature may be, of the Person designated.
“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.
“Significant Subsidiary” means, as of the Closing Date and as of any other date of determination, any Subsidiary of Borrower (other than a Joint Venture) which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act using 5% rather than 10% in all cases and excluding the effect of Financial Subsidiaries; provided that no Financial Subsidiary shall be a Significant Subsidiary.
“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.
“SOFR Adjustment” means 0.10% (10 basis points).
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.
“Sold Homes” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are subject to bona fide contracts for the sale of such Units to a third party.

“Solvent” means, as to any Person, that such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s indebtedness and other obligations (including contingent debts), (b) is able to pay all of its indebtedness and other obligations as such indebtedness and other obligations mature and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
“Speculative Units” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are not subject to bona fide contracts for the sale of such Units to a third party, excluding Developed Lots containing Units used as Model Homes.
“Subordinated Obligations” means, collectively, all obligations of Borrower or any of its Consolidated Subsidiaries that (a) do not provide for any scheduled redemption on or before 30 days after the Maturity Date, (b) are expressly subordinated to the Obligations under the Loan Documents by a written instrument containing subordination and related provisions (including interest payment blockage, standstill and related provisions) reasonably acceptable to Administrative Agent or the Required Banks, (c) are subject to financial covenants which are reasonably acceptable to Administrative Agent or the Required Banks and (d) are subject to other covenants (other than the covenant to pay interest) and events of default which are reasonably acceptable to Administrative Agent or the Required Banks.
“Subsequent Bank” has the meaning set forth in Section 2.13(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other business entity whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person; or (b) in the case of a partnership or other business entity, in which such Person or a Subsidiary of such Person is a general partner.
“Subsidiary Guaranty” means the guaranty of the Indebtedness of Borrower under this Agreement executed by each Guarantor Subsidiary of Borrower substantially in the form of Exhibit F, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Successor Rate” has the meaning set forth in Section 4.3.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Agents” means Wells Fargo Bank, National Association, BMO Bank N.A., Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, in their respective capacities as syndication agents.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of the Closing Date by and among Borrower, Wells Fargo Bank, National Association, as administrative agent, certain of the Banks party thereto, as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. Eastern time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. Eastern time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;
provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would be less than zero percent (0.0%), Term SOFR shall be deemed to be zero percent (0.0%).
“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning set forth in Section 4.3.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).
“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that such representation, warranty or statement is a representation, warranty or statement that (a) the Person making it has no actual knowledge of the inaccuracy of the matters therein stated and (b) assuming the exercise by the Person making it of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person would have done under similar circumstances), the Person making it would have no actual knowledge of the inaccuracy of the matters therein stated. Where the Person making the representation, warranty or statement is not a natural Person, the aforesaid actual or constructive knowledge shall be that of any Senior Officer of that Person.

“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans and all Letter of Credit Usage.
“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Daily SOFR Rate Loan or a Term SOFR Rate Loan.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unit” means a residential housing unit available for sale, or subject to a contract for the sale of such Unit, located in the United States of America.
“Unreimbursed Amount” has the meaning set forth in Section 2.3(c)(i).
“Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of Borrower and its Borrowing Base Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“Voting Stock” means, with respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 7.7, 7.8, 7.9, 7.12 or 7.13 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating Borrower’s financial condition, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) until so amended, (i) such financial covenants shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenants made before and after giving effect to such change in Generally Accepted Accounting Principles.
1.3Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
1.4Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(c)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(d)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(e)Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(f)The term “including” is by way of example and not limitation.
(g)The term “or” is not exclusive.

(h)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(i)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(j)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.5Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.6References to “Borrower and its Subsidiaries”. Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.
1.7Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern standard time.
1.8Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after taking into account amounts drawn prior to such time that are not subject to reinstatement); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.9Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.
1.10Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II.
LOANS AND LETTERS OF CREDIT
2.1Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Advances to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Bank’s Commitment; provided, however, that after giving effect to any Advance, (a) the Total Outstandings shall not exceed the Aggregate Commitments then in effect; and (b) the Outstanding Amount of any Bank shall not exceed such Bank’s Commitment then in effect. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Section 2.1 without premium or penalty. In no event shall the Banks be obligated to make Loans to Borrower at any time if, after giving effect to such Loans, the provisions of Section 7.13 would be violated. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1, prepay under Section 2.4, and reborrow under this Agreement. Loans will be either Term SOFR Rate Loans or Daily SOFR Rate Loans, except as provided herein.
2.2Advances, Conversions and Continuations of Loans.
(a)Each Advance, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice. Each such Loan Notice must be received by Administrative Agent not later than 1:00 p.m. (A) on the date of the request for any Advance of Daily SOFR Rate Loans or Base Rate Loans, or (B) two (2) Business Days prior to the requested date of any Advance of, conversion to or continuation of Term SOFR Rate Loans or conversion of Term SOFR Rate Loans to Daily SOFR Rate Loans or Base Rate Loans. Each Advance of, conversion to or continuation of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Advance of, conversion to or continuation of Daily SOFR Rate Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Unless otherwise specified herein, no conversion from Term SOFR Rate Loans may be made other than at the end of the corresponding Interest Period. Each Loan Notice shall specify (i) whether Borrower is requesting an Advance, a conversion of Loans from one Type to another, or a continuation of Term SOFR Rate Loans, (ii) the requested date of the Advance, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, continued or converted, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify Term SOFR in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation of Term SOFR Rate Loans, then the applicable Loans shall be made as, or converted to, Daily SOFR Rate Loans. Any such automatic conversion to Daily SOFR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Rate Loans. If Borrower requests a Term SOFR Rate Loan, or a conversion to or continuation of Term SOFR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Bank of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Bank of the details of any automatic conversion to Daily SOFR Rate Loans described in the preceding subsection. In the case of an Advance, each Bank shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 9.2 (and, if such Advance is the initial Advance, Section 9.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to an Advance is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Advance, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.
(c)Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan unless Borrower makes all payments required pursuant to Section 4.5 resulting therefrom.
(d)Administrative Agent shall promptly notify Borrower and Banks of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate.
(e)Without limitation of any other conditions herein, an Advance or continuation of or conversion to Term SOFR Rate Loans shall not be permitted if:
(i)an Event of Default or a Default has occurred and is continuing and has not been waived by Required Banks or all Banks, as applicable;
(ii)the requested Advance or continuation of or conversion to Term SOFR Rate Loans would cause more than ten (10) Interest Periods to be in effect at any one (1) time for Term SOFR Rate Loans, after giving effect to all Term SOFR Rate Loans, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type;
(iii)the requested interest period does not conform to the definition of Interest Period herein; or
(iv)any of the circumstances referred to in Section 4.3 shall apply with respect to the requested Advance or continuation of or conversion to Term SOFR Rate Loans.
(f)Borrower may not request an Advance of, or conversion to, Base Rate Loans unless Daily SOFR Rate Loans and Term SOFR Rate Loans are unavailable, as further provided herein.
(g)Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Bank.
(h)With respect to Daily Simple SOFR and Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and Banks reasonably promptly after such amendment becomes effective.
2.3Letters of Credit.
(a)Letter of Credit Commitment. Subject to the terms and conditions of this Agreement (including Section 9.3), Borrower may request from time to time during the period from the Closing Date through the day 5 days prior to the Maturity Date that an Issuing Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.3, issue Letters of Credit for the account of Borrower in an aggregate amount not exceeding the Issuing Bank’s L/C Limit, and such Issuing Bank shall issue for the account of Borrower one or more Letters of Credit and amend Letters of Credit previously issued by it in accordance with Section 2.3(b), provided that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Total Outstandings exceeds the Aggregate Commitments, (ii) Borrower shall not request that an Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, Borrower would not be in compliance with Section 7.13, and (iii) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the L/C Limit or any limit established by Law after the Closing Date on the Issuing Bank’s ability to issue the requested Letter of Credit at any time. Notwithstanding the foregoing, an Issuing Bank shall not issue any Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank or Administrative Agent in writing that the conditions set forth in Section 9.3 have not been satisfied with respect to the issuance of such Letter of Credit, (B) the expiry date of such requested Letter of Credit would occur after the earlier of (x) the date that is 364 days after the Maturity Date and (y) one year from the date of such issuance, unless agreed by the applicable Issuing Bank, or (C) after issuing such Letter of Credit the provisions of Section 7.13 would be violated; provided that (I) Borrower shall Cash Collateralize and/or Letter of Credit Collateralize in accordance with Section 2.3(g) each Letter of Credit with an expiry date on or after the date which is 5 days prior to the Maturity Date to the extent of the Letter of Credit Usage with respect to such Letters of Credit (1) on the date that is 90 days prior to the Maturity Date (or if such date is not a Business Day, on the next succeeding Business Day) or (2) at the time of issuance of any such Letter of Credit that Borrower requests an Issuing Bank to issue in accordance with this Section 2.3(a) if the date of issuance is after the date that is 90 days prior to the Maturity Date, and each Issuing Bank agrees that any participations in such Letters of Credit by the Banks pursuant to this Section 2.3 shall terminate on the Maturity Date, and (II) nothing in the foregoing clause (B)(y) shall prevent any Letter of Credit with a one-year tenor from providing for the renewal thereof for additional one-year periods, subject to the foregoing clause (B)(x). No Issuing Bank shall be obligated to issue any Letter of Credit if, (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (y) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to the customers of such Issuing Bank generally, or (z) a default of any Bank’s obligations to fund under Section 2.3(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless such Issuing Bank has entered into satisfactory arrangements with Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank. Each Bank from time to time party hereto agrees to act as an Issuing Bank hereunder. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(b)Procedures for Issuance and Amendment of Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the applicable Issuing Bank (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and Administrative Agent not later than 1:00 p.m., New York time, at least three (3) Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may require.
(ii)Promptly after receipt of any Letter of Credit Application, the Issuing Bank will provide Administrative Agent with a copy of the same. Upon receipt by the Issuing Bank of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.
(iii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also (x) deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment and (y) notify Borrower and Administrative Agent of any return, surrender or cancellation of any Letter of Credit.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall promptly notify Borrower and Administrative Agent of such receipt and, within the period stipulated by the terms and conditions of such Letter of Credit, examine the drawing documents. After such examination and provided that such drawing documents are compliant with the terms of such Letter of Credit, the Issuing Bank shall promptly notify Borrower and Administrative Agent of the date the Issuing Bank proposes to pay such drawing. Borrower shall reimburse the Issuing Bank through Administrative Agent in an amount equal to the amount of any payment by the Issuing Bank under a Letter of Credit, which reimbursement shall be made, (x) if the Issuing Bank notifies Borrower and Administrative Agent of such payment before 2:00 p.m. New York time on the Business Day immediately preceding the date of such payment (the date of such payment being, the “Honor Date”), then on the Honor Date, or (y) if the Issuing Bank notifies Borrower and Administrative Agent after 2:00 p.m. New York time on the Business Day immediately preceding the Honor Date or any Business Day thereafter, then on the Business Day immediately following such notice (with any notice received on or after 2:00 p.m. New York time on any day deemed to be received before 2:00 p.m. New York time on the next Business Day). If Borrower fails to so reimburse the Issuing Bank by such date, Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2(a) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 9.2 (other than the delivery of a Loan Notice). Any notice given by the Issuing Bank or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 2.3(c)(i) make funds available to Administrative Agent for the account of the Issuing Bank at Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent (provided that Administrative Agent gives notice on or prior to 11:00 a.m. on such Business Day), whereupon, subject to the provisions of Section 2.3(c)(iii), each Bank that so makes funds available shall be deemed to have made an Advance to Borrower in such amount. Administrative Agent shall remit the funds so received to the Issuing Bank.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 9.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.3.
(iv)Until each Bank funds its Advance or L/C Advance pursuant to this Section 2.3(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.
(v)Each Bank’s obligation to make Advances or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this

Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Advances pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 9.2 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)If any Bank fails to make available to Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the Issuing Bank shall be entitled to recover from such Bank (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Bank (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.
(ii)If any payment received by Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 12.20 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Bank shall pay to Administrative Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
(e)Obligations Absolute. The obligation of Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (except as otherwise provided in clauses (ii) through (v) below), including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, except for payment with respect to a Letter of Credit when such payment violates the terms of ISP98 or UCP, as applicable;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (so long as payment under such Letter of Credit would otherwise be permitted under the terms of ISP98 and UCP, as applicable) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (except if such payment violates the terms of ISP98 or UCP, as applicable); or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower (except for payment by an Issuing Bank (or any other applicable “issuer” within the meaning of ISP98) with respect to a Letter of Credit that violates the terms of ISP98 or UCP, as applicable).
(f)Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
(g)Role of Issuing Bank. Each Bank and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuing Bank, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any

Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an Issuing Bank (and any other applicable “issuer” within the meaning of ISP98), and an Issuing Bank (or such issuer) may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such Issuing Bank’s (or such issuer’s) willful misconduct or gross negligence, in each case as determined in a final, non-appealable judgment of a court of competent jurisdiction, or such Issuing Bank’s (or such issuer’s) failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or for payment with respect to a Letter of Credit by an Issuing Bank (or such issuer) when such payment violates the terms of ISP98 or UCP, as applicable. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(h)Cash or Letter of Credit Collateral. (i) If and to the extent required by Section 2.3(a) with respect to any Letter of Credit and (ii) otherwise upon the request of Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (B) if, as of the date 5 days prior to the Maturity Date or acceleration pursuant to Section 10.2(a)(ii), any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or (C) if any amount remains available to be drawn under any Letter of Credit by reason of the operation of Section 3.14 of ISP98, Borrower shall immediately Cash Collateralize or Letter of Credit Collateralize the then outstanding amount of the Letter of Credit Usage, excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement (in an amount equal to 101% of such outstanding amount determined as of the date of such L/C Borrowing or the Maturity Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in a blocked, non-interest bearing deposit account at Citi. For purposes hereof, “Letter of Credit Collateralize” means to deliver to Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, one or more irrevocable standby letters of credit (other than a Letter of Credit) in the aggregate amount equal to 101% of the then outstanding amount of the Letter of Credit Usage (less the amount, if any, of the then outstanding amount of the Letter of Credit Usage being Cash Collateralized) issued by one or more financial institutions that each is a Qualified Issuer in form and substance satisfactory to Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. Borrower hereby agrees that Administrative Agent may immediately apply cash collateral or draw upon any irrevocable standby letters of credit delivered pursuant to this Section 2.3(g) in order to reimburse the Issuing Banks for any drawings under any Letters of Credit.
(i)Applicability of ISP98 and UCP. The rules of the International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) or the rules of the UCP shall apply to each Letter of

Credit; provided, that, unless otherwise mutually agreed to between Borrower and the Issuing Bank, Letters of Credit shall be subject to ISP98.
(j)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)Letter of Credit Fees.
(i)Borrower shall pay to Administrative Agent for the account of the Banks a letter of credit fee payable to the Banks in accordance with their Pro Rata Shares with respect to each Letter of Credit issued or renewed equal to the sum of (A) the Applicable Rate for Letter of Credit Fees times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) minus (B) any amounts due and payable under clause (ii) below. Such letter of credit fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable within ten (10) days after each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit and including each such date thereafter occurring prior to the Maturity Date) and on the Maturity Date; provided that no letter of credit fees shall accrue with respect to any Defaulting Bank’s Pro Rata Share with respect to each Letter of Credit to the extent not reallocated pursuant to Section 2.14.
(ii)Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued or renewed by such Issuing Bank equal to 0.15% per annum times the daily maximum amount which is available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable within ten (10) days after each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit and including each such date thereafter occurring prior to the earlier of (x) the expiry date of such Letter of Credit or (y) the Maturity Date) and on the earlier of (x) the expiry date of such Letter of Credit or (y) the Maturity Date.
(iii)Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)Designation of Additional Issuing Banks. Borrower may, with the consent of Administrative Agent (and the consent of any Bank requested to be an Issuing Bank), designate any Bank hereunder as an Issuing Bank. Each Issuing Bank shall, no later than the third (3rd) Business Day following the last day of each month, provide to Administrative Agent a report in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance or amendment of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit issued or amended during such month. Upon request of any Bank, Administrative Agent shall forward copies of such reports to such Bank.

2.4Prepayments.
(a)Borrower may, upon notice to Administrative Agent pursuant to delivery to Administrative Agent of a notice of Loan prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Daily SOFR Rate Loans or Base Rate Loans; (ii) any prepayment of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Daily SOFR Rate Loans or Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Bank of its receipt of each such notice, and of the amount of such Bank’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Rate Loan or Daily SOFR Rate Loan, any additional amounts required pursuant to Section 4.5. Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Banks in accordance with their respective Pro Rata Shares.
(b)If for any reason the Borrowing Base Indebtedness exceeds the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to Administrative Agent) and Borrower does not hold an Investment Grade Credit Rating at such time, Borrower shall immediately prepay Loans and/or Cash Collateralize the then outstanding amount of the Letter of Credit Usage in an aggregate amount equal to such excess.
(c)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the then outstanding amount of the Letter of Credit Usage in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the then outstanding amount of the Letter of Credit Usage pursuant to this Section 2.4(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
(d)Change in Control.
(i)If a Change in Control shall have occurred, at the option of the Required Banks, Borrower shall repay in Cash the Loans, together with interest thereon and all other amounts due in connection with the Loans and this Agreement, and deliver to the Administrative Agent an amount equal to the Letter of Credit Usage then outstanding, to be held as cash collateral as provided in Section 10.2(c) (the “Change in Control Repayment”), on the date that is no more than twenty (20) Business Days after the occurrence of the Change in Control (the “Change in Control Payment Date”), subject to receipt by Borrower of a Change in Control Payment Notice as set forth in Section 2.4(d)(iii). Subject to receipt of a Change in Control Payment Notice (as hereinafter defined), on the Change in Control Payment Date, the Aggregate Commitments shall automatically terminate.
(ii)Within ten (10) Business Days after the occurrence of a Change in Control, Borrower shall provide written notice of the Change in Control to the Administrative Agent and each Bank. The notice shall state:

(A)the events causing a Change in Control and the date of such Change in Control;
(B)the date by which the Change in Control Payment Notice (as defined in Section 2.4(d)(iii)) must be given; and
(C)the Change in Control Payment Date.
(iii)At the direction of the Required Banks, the Administrative Agent shall, on behalf of the Banks, exercise the rights specified in Section 2.4(d)(i) by delivery of a written notice (a “Change in Control Payment Notice”) to Borrower at any time prior to or on the Change in Control Payment Date, stating that the Loans shall be prepaid and cash collateral shall be provided for the Letter of Credit Usage on the Change in Control Payment Date. Subject to receipt of a Change in Control Payment Notice, on the Change in Control Payment Date, Borrower shall make the Change in Control Repayment to the Administrative Agent for the benefit of the Banks, and the Aggregate Commitments shall terminate.
(iv)If a Change in Control shall have occurred, Borrower may not request an Advance or Letter of Credit and, for the avoidance of doubt, no Bank shall have an obligation to make Advances and no Issuing Bank shall have an obligation to issue Letters of Credit.
2.5Termination or Reduction of Commitments. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of all Banks would exceed the Aggregate Commitments, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Limit exceeds the amount of the Aggregate Commitments, the L/C Limit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify Banks of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Bank according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.6Repayment of Loans. Borrower shall repay to Banks on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.
2.7Interest.
(a)Subject to the provisions of clause (b) below, (i) each Daily SOFR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for Daily SOFR Rate Loans; (ii) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Rate Loans; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)Default Interest.
(i)While any Event of Default under Section 10.1(a) with respect to the failure to pay any installment of principal on any Loan on the date when due exists, such unpaid amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)While any Event of Default under Section 10.1(j) exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Banks, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.8Fees. In addition to certain fees described in subsection (j) of Section 2.3:
(a)Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Bank in accordance with its Exposure, a commitment fee equal to the Applicable Rate for Commitment Fees times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of Letter of Credit Usage, subject to adjustment as provided in Section 2.14. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE IX is not met, and shall be due and payable quarterly in arrears within ten (10) days of the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate for Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate for Commitment Fees separately for each period during such quarter that such Applicable Rate for Commitment Fees was in effect. The Administrative Agent shall calculate the commitment fee and shall notify the Borrower in writing of such amounts on or prior to the Quarterly Payment Date.
(b)Other Fees.
(i)Borrower shall pay to the Arrangers and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)Borrower shall pay to the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.9Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Advance is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Banks determine that (i) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Banks or Issuing Bank, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Bank or Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period based on the terms of this Agreement over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of Administrative Agent, any Bank or Issuing Bank, as the case may be, under Sections 2.3(j) or 2.7(b) or under ARTICLE X. Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.10Evidence of Debt.
(a)The Advances made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. Administrative Agent shall maintain the Register in accordance with Section 12.7(c). The accounts or records maintained by each Bank shall be conclusive absent manifest error of the amount of the Advances made by Banks to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount actually owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the Register, the Register shall control in the absence of manifest error. Upon the request of any Bank made through Administrative Agent, Borrower shall execute and deliver to such Bank (through Administrative Agent) a Note, which shall evidence such Bank’s Loans in addition to such accounts or records. Each Bank may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in clause (a) above, each Bank and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Bank of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Bank in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
2.11Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Banks to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Bank’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Clawback.
(i)Funding by Banks; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Bank prior to the proposed date of any Advance of Term SOFR Rate Loans (or, in the case of any Advance of Base Rate Loans or Daily SOFR Rate Loans, prior to 2:00 p.m. on the date of such Advance) that such Bank will not make available to Administrative Agent such Bank’s share of such Loan, Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.2 (or, in the case of an Advance of Daily SOFR Rate Loans or Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Advance available to Administrative Agent, then the applicable Bank and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Daily SOFR Rate Loans. If Borrower and such Bank shall each pay to Administrative Agent such Bank’s share of such Loan, including interest for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such Bank’s share of such Loan plus such interest paid by Borrower for such period. If such Bank pays its share of the applicable Advance to Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Advance. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Bank that shall have failed to make such payment to Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Bank or Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Banks or Issuing Bank, as the case may be, the amount due.
With respect to any payment that Administrative Agent makes for the account of the Banks or Issuing Banks hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of Banks or Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Bank or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of Administrative Agent to any Banks or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Bank makes available to Administrative Agent funds for any Loan to be made by such Bank as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Advance set forth in ARTICLE IX are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.
(d)Obligations of Banks Several. The obligations of the Banks hereunder to make Advances, to fund participations in Letters of Credit and to make payments pursuant to Section 12.8(c) are several and not joint. The failure of any Bank to make any Advance, to fund any such participation or to make any payment under Section 12.8(c) on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance, to purchase its participation or to make its payment under Section 12.8(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.12Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans, made by it, or the participations in L/C Advances held by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Advances of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), (y) the application of cash collateral provided for in Section 2.3, or (z) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Advances to any assignee or participant, other than an assignment to Borrower thereof (as to which the provisions of this Section 2.12 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Loan Party in the amount of such participation.
2.13Increase in Commitments.
(a)Request for Increase. Provided there exists no Default, upon notice to Administrative Agent, Borrower may from time to time, request an increase in the Aggregate Commitments (which increase may take the form of additional Commitments or one or more additional term loan tranches) by admitting additional Banks hereunder (each a “Subsequent Bank”) or increasing the Commitment of any existing Bank (each an “Increasing Bank”) by an amount (for all such requests) such that the Aggregate Commitments after giving effect to such increase shall not exceed $1,700,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000.
(b)Non-Pro Rata. For the avoidance of doubt, Borrower may request that one or more Banks provide an increase on a non-pro rata basis, provided that (i) no Bank shall be required to increase its Commitment, (ii) Subsequent Banks may join this Agreement to provide Commitments as set forth above and (iii) no consent shall be required in connection with any increase other than that of Borrower and the Subsequent Banks or Increasing Banks providing the Commitments therefor.
(c)Increase Closing Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.13, Administrative Agent and Borrower shall determine the effective date (the “Increase Closing Date”). Administrative Agent shall promptly notify Borrower and the Banks of the Increase Closing Date and shall provide to each Bank and the Borrower a new Schedule 1.1 to this Agreement reflecting the Commitments after giving effect to the Increase Closing Date.
(d)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower shall deliver to Administrative Agent a certificate of Borrower dated as of the

Increase Closing Date (in sufficient copies for each Bank) signed by a Responsible Official of Borrower (x) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in ARTICLE V (other than the representations and warranties contained in Sections 5.4(a), 5.18 and 5.19 and, if Borrower holds an Investment Grade Credit Rating at such time, Section 5.7(b)) are true and correct in all material respects on and as of the Increase Closing Date as though made on and as of that date (except that the financial statements referred to in Section 5.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1(b), and the Borrowing Base Certificate referred to in Section 5.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 3.1), and it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” is true and correct in all respects, and (B) no Default exists or would result therefrom, (ii) (x) upon the reasonable request of any Increasing Bank or Subsequent Bank made at least ten (10) days prior to the Increase Closing Date, Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three (3) days prior to the Increase Closing Date and (y) at least three (3) days prior to the Increase Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification in relation to such Loan Party and (iii) to the extent that the increase of the Aggregate Commitments shall take the form of a new term loan tranche, this Agreement shall be amended, in form and substance satisfactory to Administrative Agent, to include such terms as are customary for a term loan commitment.
(e)Adjustment of Loans. On the Increase Closing Date, (i) each Increasing Bank shall make available to Administrative Agent such amounts in immediately available funds as Administrative Agent shall determine, for the benefit of the other Banks, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other Banks, the outstanding Loans to be held ratably by all Banks in accordance with their respective revised Pro Rata Shares, (ii) Borrower shall be deemed to have prepaid and reborrowed the outstanding Loans as of such Increase Closing Date to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Commitments under this Section 2.13, and (iii) Borrower shall pay to the relevant Banks the amounts, if any, required pursuant to Section 4.5 as a result of such deemed prepayment.
(f)Conflicting Provisions. This Section 2.13 shall supersede any provisions in Sections 2.12 or 12.2 to the contrary.
2.14Defaulting Banks.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 12.2.
(ii)Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to ARTICLE X or otherwise) or received by Administrative Agent from a Defaulting Bank pursuant to Section 12.11 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to the applicable Issuing Bank; third, to Cash Collateralize Issuing Banks’ fronting Exposure with respect to such Defaulting Bank in accordance with Section 2.3; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Issuing Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 9.1, Section 9.2 or Section 9.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in then outstanding amount of the Letter of Credit Usage are held by the Banks pro rata in accordance with the Commitments hereunder without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.14(a) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)Certain Fees.
(A)Each Defaulting Bank shall be entitled to receive Letter of Credit fees for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.14.
(B)With respect to any fee not required to be paid to any Defaulting Bank pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in then outstanding amount of the Letter of Credit Usage that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Issuing Bank’s fronting Exposure to such Defaulting Bank, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in the then outstanding amount of the Letter of Credit Usage shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. Subject to Section 12.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased Exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize Issuing Bank’s fronting Exposure in accordance with the procedures set forth in Section 2.3.
(b)Defaulting Bank Cure. If Borrower, Administrative Agent and Issuing Bank agree in writing that a Bank is no longer a Defaulting Bank, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Banks in accordance with their Pro Rata Share (without giving effect to Section 2.14(a)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
(c)New Letters of Credit. So long as any Bank is a Defaulting Bank, Issuing Banks shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless they are satisfied that they will have no fronting Exposure with respect to such Defaulting Bank after giving effect thereto.
ARTICLE III.
BORROWING BASE
3.1Borrowing Base.
(a)Reporting of Borrowing Base. Concurrently with the delivery of the financial statements described in Section 8.1(a) and (b), Borrower shall provide Administrative Agent with a Borrowing Base Certificate in a form satisfactory to Administrative Agent showing Borrower’s calculations of the components of the Borrowing Base as of the end of the last Fiscal Quarter and such data supporting such calculations per Exhibit B or in another form as Administrative Agent may reasonably require; provided that Borrower shall have no obligation to provide a Borrowing Base Certificate to Administrative Agent at any time at which Borrower holds an Investment Grade Credit Rating. Any change in the Borrowing Base shall be effective upon receipt of a Borrowing Base Certificate.

(b)Amount of Borrowing Base. As used in this Agreement, the term “Borrowing Base” means a Dollar amount equal to the sum of the following, as of any date of determination, and with respect to Borrower and the Borrowing Base Subsidiaries:
(i)Escrow Receivables. 100% of the aggregate GAAP Value of Escrow Receivables; plus
(ii)Homes Under Construction. 90% of the aggregate GAAP Value of Homes Under Construction; plus
(iii)Land Under Development. 65% of the aggregate GAAP Value of Land Under Development; plus
(iv)Land Held For Future Development. 50% of the aggregate GAAP Value of Land Held for Future Development and Land Held for Sale; plus
(v)Unrestricted Cash. At Borrower’s election, up to 100% of Unrestricted Cash in excess of $15,000,000;
provided, however, that the aggregate of the amounts set forth in clause (iv) shall be less than 40% of the Borrowing Base; provided further, that the value of any unentitled land or land under option shall not be included in the Borrowing Base.
ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY
4.1Taxes.
(a)Defined Terms. For purposes of this Section 4.1, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with reasonable supporting documentation, if any, delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
(e)Indemnification by Banks. Each Bank shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 12.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are paid or payable in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to the Bank from any other source against any amount due to Administrative Agent under this Section 4.1.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 4.1, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)Status of Banks; Tax Documentation.
(i)Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(i), 4.1(g)(ii), and 4.1(g)(iii)) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;
(B)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)Each Bank agrees that if any form or certification it previously delivered pursuant to this Section 4.1(g)(iii) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.
(i)Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, Issuing Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
4.2Illegality. If any Bank determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR or Daily Simple

SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR or Daily Simple SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Bank to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, then, on notice thereof by such Bank to Borrower through Administrative Agent, (a) any obligation of such Bank to make, continue or convert to either Term SOFR Rate Loans or Daily SOFR Rate Loans, as applicable, shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Bank (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans and Daily SOFR Rate Loans of such Bank to Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), immediately, in the case of Daily SOFR Rate Loans and, in the case of Term SOFR Rate Loans, either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Term SOFR Rate Loans; and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5.
4.3Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Rate Loan, or Daily SOFR Rate Loan, or a conversion of Daily SOFR Rate Loans to Term SOFR Rate Loans or a continuation of a Term SOFR Rate Loan, as applicable, (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 4.3(b), and the circumstances under Section 4.3(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (C) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR in connection with an existing or proposed Daily SOFR Rate Loan, or (ii) Administrative Agent or Required Banks determine for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR with respect to a proposed Advance does not adequately and fairly reflect the cost to such Banks of funding such Advance, Administrative Agent will promptly so notify Borrower and each Bank. Thereafter, (x) the obligation of Banks to make or maintain Term SOFR Rate Loans or Daily SOFR Rate Loans, or to convert Daily SOFR Rate Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Banks described in Section 4.3(b), until Administrative Agent upon instruction of Required Banks) revokes such notice. Upon receipt of such notice, (1) Borrower may revoke any pending request for an Advance of, or conversion to, or continuation of Term SOFR Rate Loans or Daily SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an Advance of Base Rate Loans in the amount specified therein, (2) any outstanding Term SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period, and (3) any outstanding Daily SOFR Rate Loans shall immediately be deemed to have been converted to Base Rate Loans.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Banks notify Administrative Agent (with, in the case of Required Banks, a copy to Borrower) that Borrower or Required Banks (as applicable) have determined, that
(i)If adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b)(ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Banks and Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to Administrative Agent written notice that such Required Banks object to such amendment.
Administrative Agent will promptly (in one or more notices) notify Borrower and each Bank of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and Banks reasonably promptly after such amendment becomes effective.
4.4Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank or Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Bank or Issuing Bank any other condition, cost or expense affecting this Agreement or Term SOFR Rate Loans made by such Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank (whether of principal, interest or any other amount) then, upon request of such Bank or Issuing Bank, Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital or Liquidity Requirements. If any Bank or Issuing Bank determines that any Change in Law affecting such Bank or Issuing Bank or any Lending Office of such Bank or such Bank’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or Issuing Bank’s capital or on the capital of such Bank’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or Issuing Bank’s policies and the policies of such Bank’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Bank or Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or Issuing Bank or its holding company, as the case may be, as specified in Section 4.4(a) or Section 4.4(b) and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Bank or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 4.4 shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate a Bank or Issuing Bank pursuant to the foregoing provisions of this Section 4.4 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
4.5Compensation for Losses. Upon demand of any Bank (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by Borrower (for a reason other than the failure of any Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or
(c)any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 12.23;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.

The amounts payable under this Section 4.5 shall never be less than zero or greater than is permitted by applicable Law. For the avoidance of doubt, no amounts will be owing under this Section 4.5 in connection with the prepayment of any Base Rate Loan.
4.6Mitigation Obligations; Replacement of Banks.
(a)Designation of a Different Lending Office. Each Bank may make any Advance to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Advance in accordance with the terms of this Agreement. If any Bank requests compensation under Section 4.4, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Bank, Issuing Bank, or any Governmental Authority for the account of any Bank or Issuing Bank pursuant to Section 4.1, or if any Bank gives a notice pursuant to Section 4.2 then at the request of Borrower such Bank or Issuing Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Bank or Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank or Issuing Bank, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank or Issuing Bank in connection with any such designation or assignment.
(b)Replacement of Banks. If any Bank requests compensation under Section 4.5, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 4.1 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 4.6(a), Borrower may replace such Bank in accordance with Section 12.23.
4.7Survivability. All of Borrower’s obligations under this ARTICLE IV shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Banks that:
5.1Existence and Qualification; Power; Compliance with Law. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its certificate of incorporation does not provide for the termination of its existence. Borrower is duly qualified or registered to transact business as a foreign corporation in the State of California, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect. Borrower is in compliance with all Laws and other legal requirements applicable to its business the violation of which would have a Material Adverse Effect, and has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, “Authorizations”) from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
5.2Authority; Compliance with Other Instruments and Government Regulations. The execution, delivery, and performance by Borrower, and by each Guarantor Subsidiary of Borrower, of the Loan Documents to which it is a Party, have been duly authorized by all necessary corporate or partnership action, and do not:
(a)require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;
(b)violate or conflict with any provision of such Party’s charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, partnership agreement or other organizational or governing documents of such Party;
(c)result in or require the creation or imposition of any Lien (except to the extent that any Lien is created under this Agreement) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;
(d)constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent transfer” or “fraudulent obligation” within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;
(e)violate any Requirement of Law applicable to such Party; or
(f)result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more;
and neither Borrower nor any Guarantor Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.2(f) in any respect that would constitute a Material Adverse Effect.
5.3No Governmental Approvals Required. Except such as have heretofore been obtained, no authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Authority is or will be required to authorize or permit the execution, delivery and performance by Borrower or any Guarantor Subsidiary of Borrower of the Loan Documents to which it is a Party.
5.4Subsidiaries.
(a)Schedule 4.4 correctly sets forth the names, the form of legal entity, the jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date and the identification by Borrower of each Consolidated Subsidiary, Significant Subsidiary, Guarantor Subsidiary, Foreign Subsidiary and Financial Subsidiary of Borrower, in each case as of the Closing Date. As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by Borrower or one of such Subsidiaries, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.
(b)Each Guarantor Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.
(c)Each Guarantor Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
5.5Financial Statements.
(a)Borrower has furnished to each Bank the audited consolidated financial statements of Borrower and its GAAP Subsidiaries as of November 30, 2024 and for the Fiscal Year then ended. Such audited financial statements are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby.
(b)The unaudited financial statements of Borrower and its GAAP Subsidiaries most recently furnished pursuant to Section 8.1(a) are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operation of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby, subject to customary year-end audit adjustments and the absence of footnotes.
5.6No Material Adverse Change. Since the date of the financial statements most recently delivered (or required to be delivered) under Section 5.5 or Section 8.1, as applicable, there has been no material adverse change in the financial condition of Borrower or its Subsidiaries, taken as a whole.
5.7Title to Assets.
(a)Borrower and its Consolidated Subsidiaries have good and valid title to all of the assets reflected in the financial statements most recently delivered pursuant to Section 5.5 or Section 8.1, as applicable, as owned by them or any of them (other than assets disposed of in the ordinary course of business or as permitted hereunder), free and clear of all Liens and Rights of Others other than (i) those reflected or disclosed in the notes to the financial statements described in Section 5.5, (ii) Liens or Rights of

Others not required under Generally Accepted Accounting Principles consistently applied to be so reflected or disclosed, (iii) Liens permitted pursuant to Section 7.5 and Rights of Others to acquire such Liens, (iv) Permitted Rights of Others, and (v) such existing Liens or Rights of Others as are described on Schedule 4.7 hereto.
(b)Borrower and its Borrowing Base Subsidiaries have good record and marketable title in fee simple to all Developed Lots, Lots Under Development, Land Held for Future Development, and Model Homes and Units being constructed on Developed Lots included in the Borrowing Base (as set forth in the Borrowing Base Certificate delivered by Borrower to Administrative Agent pursuant to Section 9.1(a)(viii)), except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
5.8Intangible Assets. Borrower and its Guarantor Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.
5.9Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.
(a)No Loan Party, no Subsidiary of any Loan Party and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, employees, brokers, agents, affiliates or representatives thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b)Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.10Governmental Regulation. Neither Borrower nor any of the Guarantor Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.
5.11Litigation. There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Authority which would constitute a Material Adverse Effect. To the best knowledge of Borrower, there are no investigations by any Governmental Authority pending or threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them which would constitute a Material Adverse Effect.
5.12Binding Obligations. Each of the Loan Documents to which Borrower or any Guarantor Subsidiary of Borrower is a Party has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Borrower or the Guarantor Subsidiary, as the case may be, enforceable against Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.
5.13No Default. No event has occurred and is continuing that is a Default or an Event of Default.
5.14Pension Plans. As of the date of this Agreement, all contributions required to be made under any Pension Plan or Multiemployer Plan by Borrower or any ERISA Affiliate have been timely made.
5.15Tax Liability. Borrower and its Consolidated Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Consolidated Subsidiary, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings (and with respect to which Borrower or its Consolidated Subsidiary has established adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles), and (b) such taxes the failure of which to pay will not constitute a Material Adverse Effect.
5.16Regulation U. Neither Borrower nor any of its Subsidiaries is engaged (or will engage), principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.
5.17Environmental Matters. To the best knowledge of Borrower, Borrower and its Consolidated Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect. To the best knowledge of Borrower, neither Borrower nor any of its Consolidated Subsidiaries has received any notice from any Governmental Authority respecting the alleged violation by Borrower or any Consolidated Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.
5.18Disclosure. The information provided by Borrower to the Banks in connection with this Agreement or any Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.
5.19Projections. As of the Closing Date, the assumptions upon which the Projections are based are reasonable and consistent with each other assumption and with all facts known to Borrower and that the Projections are reasonably based on those assumptions. Nothing in this Section 5.19 shall be construed as a representation or warranty as of any date other than the Closing Date or that the Projections will in fact be achieved by Borrower.
5.20ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Neither Borrower nor any ERISA Affiliate sponsors, or has sponsored within the past 10 years, a Pension Plan, or is a participant, or has participated within the past 10 years, in a Multiemployer Plan.

(b)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur.
5.21Solvency. Borrower and each Guarantor Subsidiary is and will be, after giving effect to the making of the Loans and issuance of the Letters of Credit, Solvent.
5.22Absence of Restrictions. No Guarantor Subsidiary is subject to any agreement or contract which prohibits it from making distributions to Borrower or any other wholly-owned Subsidiary of Borrower.
5.23Tax Shelter Regulations. Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Accordingly, if Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Banks may treat its Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.
5.24EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
5.25Covered Entities. No Loan Party is a Covered Entity.
5.26Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.27Outbound Investment. No Loan Party nor any of their Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Loan Party nor any of their Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Loan Party was a U.S. Person or (c) any other activity that would cause Administrative Agent and/or Banks to be in violation of the Outbound Investment Rules or cause Administrative Agent and/or Banks to be legally prohibited by the Outbound Investment Rules from performing under this Credit Agreement.
ARTICLE VI.
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Aggregate Commitments or any Letter of Credit remains outstanding, Borrower shall, and shall cause each of its Consolidated Subsidiaries to, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
6.1Payment of Taxes and Other Potential Liens. Pay and discharge promptly, all taxes, assessments, and governmental charges or levies imposed upon Borrower or any of its Consolidated Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except (i) any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as Borrower or its Consolidated Subsidiary has established and maintains adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles and by reason of such nonpayment no material Property of Borrower or its Significant Subsidiaries is subject to a risk of loss or forfeiture, and (ii) any tax, assessment, charge or levy the failure of which to pay would not constitute a Material Adverse Effect.
6.2Preservation of Existence. Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Authority that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 6.2 shall prevent any consolidation or merger or disposition of assets permitted by Section 7.2 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of Borrower which in the reasonable judgment of the management of Borrower is no longer necessary or desirable.
6.3Maintenance of Properties. Maintain, preserve and protect all of their respective real Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective real Properties, except that the failure to so maintain, preserve or protect any particular real Property, or the permitting of waste on any particular real Property, where such failure or waste with respect to all real Properties of Borrower and its Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect.
6.4Maintenance of Insurance. Maintain insurance with responsible insurance companies in such amounts and against such risks as in Borrower’s reasonable business judgment is adequate in light of Borrower’s and its Consolidated Subsidiaries’ size, business, assets and location of operations.
6.5Compliance with Laws. Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Consolidated Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any material penalty that would otherwise apply as a result of such failure to comply. Without limiting the foregoing, Borrower and each Loan Party shall (and shall cause each of its Subsidiaries to) conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
6.6Inspection Rights. At any time during regular business hours and as often as reasonably requested (and, in any event, upon 24 hours’ prior notice), permit any Bank or any appropriately designated employee, agent or representative thereof at the expense of such Bank (unless a Default or an Event of Default has occurred and is continuing) to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and such Subsidiaries with any of their officers or employees; provided that none of the foregoing unreasonably interferes with the normal business operations of Borrower or any of such Subsidiaries and that the Banks shall engage in any such inspections on a cooperative basis, if there has been no Default or Event of Default.
6.7Keeping of Records and Books of Account. Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by Borrower’s independent certified public accountants) and all applicable requirements of any Governmental Authority having jurisdiction over Borrower or any of its Consolidated Subsidiaries.
6.8Use of Proceeds. Use the proceeds of all Loans and Letters of Credit solely for working capital, Acquisitions permitted hereunder and other general corporate purposes of Borrower and its Subsidiaries and not in contravention of any Law or of any Loan Document (including, without limitation, not using the proceeds of any Loans or Letters of Credit, directly or, to the actual knowledge of the Senior Officers of any Loan Party, indirectly, in any manner which would result in any violation of Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions).
6.9Subsidiary Guaranty. Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary to (a) execute and deliver to Administrative Agent, promptly following such formation, acquisition or qualification, a joinder of the Subsidiary Guaranty or such other document as Administrative Agent shall deem appropriate, and (b) deliver to Administrative Agent documents of the types referred to in clause (v) of Section 9.1(a) and, if requested by Administrative Agent, favorable opinions of counsel to such Guarantor Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Administrative Agent.
ARTICLE VII.
NEGATIVE COVENANTS
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Aggregate Commitments or any Letter of Credit remains outstanding, Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
7.1Payment or Prepayment of Subordinated Obligations and Certain Other Obligations.
(a)Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation; or
(b)At all times the Consolidated Interest Coverage Ratio is greater than or equal to 2:00 to 1:00, if a Default or Event of Default then exists or would result therefrom, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; or
(c)At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; provided, however, that the restrictions set forth in this clause (c) shall not apply if all of the following conditions are met:

(i)Unrestricted Cash (calculated on a pro forma basis after giving effect to such payment, prepayment, purchase or redemption) equals or exceeds the Aggregate Commitments;
(ii)Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)no Default or Event of Default then exists or would result therefrom.
7.2Merger and Sale of Assets. Merge or consolidate with or into any Person, sell a Material Amount of Assets or liquidate or dissolve Borrower or any Consolidated Subsidiary, except, subject to Section 7.4:
(a)a merger of Borrower into a wholly-owned Subsidiary of Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of Borrower in another state of the United States;
(b)merger, consolidation or liquidation of a Subsidiary of Borrower into Borrower (with Borrower as the surviving corporation) or into any other Subsidiary of Borrower, provided that (i) the reduction in the proportionate share of Borrower and its Subsidiaries in the total assets of such resulting Subsidiary (after intercompany eliminations) does not constitute a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(c)mergers, consolidations, liquidations, or sales of all or substantially all of the assets of a Subsidiary; provided that (i) any such transaction does not involve a transfer by Borrower or its Consolidated Subsidiaries of a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(d)a merger or consolidation of Borrower with another Person if (i) no Change in Control results therefrom, (ii) Borrower does not transfer a Material Amount of Assets measured before the effectiveness of the merger or consolidation to one or more Persons in giving effect to such merger or consolidation, (iii) Borrower is the surviving Person and (iv) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;
(e)the sale of inventory in the ordinary course of business; or
(f)any sale of assets among the Loan Parties and their Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement.
7.3Investments and Acquisitions. Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:
(a)Investments in Cash or Cash Equivalents;
(b)advances to officers, directors and employees of Borrower or its Subsidiaries for travel, entertainment, housing expenses, relocation, equity compensation plans, or otherwise in connection with their employment or the business of Borrower or any of its Subsidiaries;
(c)Investments of Borrower in any of its wholly-owned Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or any of Borrower’s wholly-owned Subsidiaries;

(d)Acquisitions of or Investments in Persons engaged primarily in the same businesses as Borrower and its Subsidiaries, or in a business reasonably related to such businesses, including electronic commerce and similar activities related to real estate;
(e)Acquisitions of or Investments in Borrower’s own capital stock permitted by Section 7.10;
(f)Acquisitions of or Investments in Persons engaged primarily in businesses other than those permitted by Section 7.3(d), provided that the aggregate cost of all such Acquisitions and Investments made in any fiscal year does not exceed $100,000,000;
(g)Investments in Subsidiaries in existence on the Closing Date or as otherwise disclosed on Schedule 6.4;
(h)Investments received in connection with the settlement of a bona fide dispute with another Person;
(i)Investments consisting of readily marketable securities actively traded on a public exchange, provided that the aggregate amount of any such Investments at any one time does not exceed $100,000,000; and
(j)Investments consisting of the extension of credit to suppliers in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof, provided that the aggregate amount of any such Investments at any one time does not exceed $100,000,000;
but in all events, subject to the restrictions of Section 7.12.
7.4Change in Business. Engage in any business other than the businesses as now conducted by Borrower or its Subsidiaries, and any business reasonably related to such businesses, other than: businesses in which Borrower and its Subsidiaries have invested to the extent permitted pursuant to Section 7.3(f).
7.5Liens and Negative Pledges. Create, incur, assume, or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein Borrower or any of its Consolidated Subsidiaries agrees not to grant any Lien on any of their Properties, except:
(a)Liens and Contractual Obligations existing on the Closing Date and described in Schedule 4.7, provided that the obligations secured by such Liens are not increased and that no such Lien extends to any Property of Borrower or any Consolidated Subsidiary other than the Property subject to such Lien on the Closing Date;
(b)Liens on Property of any Financial Subsidiary or Foreign Subsidiary securing Indebtedness of that Financial Subsidiary or Foreign Subsidiary, or Contractual Obligations of any Financial Subsidiary or Foreign Subsidiary restricting the grant of any Lien on the Property of such Financial Subsidiary or Foreign Subsidiary;
(c)Liens on Property securing Indebtedness of Borrower or any of its Subsidiaries, or Contractual Obligations restricting the grant of any Lien on Property where such Property secures Indebtedness incurred for the purposes of acquiring and/or developing such Property;

(d)Liens or Contractual Obligations that may exist from time to time under the Loan Documents;
(e)Liens or Contractual Obligations consisting of a Capital Lease covering personal Property entered into in the ordinary course of business;
(f)Permitted Encumbrances;
(g)attachment, judgment and other similar Liens arising in connection with court proceedings, judgments and orders which do not constitute an Event of Default under Section 10.1(i);
(h)Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person becomes a Subsidiary and not created in contemplation of such event;
(i)Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person is merged or consolidated with or into Borrower or any of its Subsidiaries and not created in contemplation of such event;
(j)Liens on any asset, or Contractual Obligations restricting the grant of any Lien on such asset, in each case existing prior to the acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;
(k)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by additional assets;
(l)Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $10,000,000 individually, or $100,000,000 in the aggregate, and (iii) do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of Borrower’s business;
(m)any Contractual Obligations restricting the grant of any Lien; provided, as of any date of determination, such Contractual Obligations do not (x) prohibit first priority, perfected Liens on Properties of Borrower and the Guarantor Subsidiaries in favor of Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date, or (y) require that holders of any indebtedness receive Liens ranking senior or pari passu to Liens granted on collateral in favor of Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date;
(n)any Contractual Obligations governing any Debt Securities that are not, taken as a whole, materially more restrictive the Contractual Obligations set forth in Section 1008 of the Existing Indenture as in effect on the Closing Date;
(o)assessment district or similar Liens in connection with municipal financings;
(p)a Contractual Obligation wherein Borrower or any of its Subsidiaries agrees to grant any Lien on any of their Properties, if such Contractual Obligation provides for the grant of a Lien on a pari passu basis in favor of Administrative Agent for the benefit of the Banks with respect to the

Obligations and in favor of the holders of such other Indebtedness (other than Subordinated Obligations), if any, as Borrower designates (and Borrower shall, as soon as reasonably possible, provide to the Banks a copy of any such Contractual Obligation);
(q)Liens on Property of a Joint Venture permitted under Section 7.3;
(r)Liens on Property of Borrower or any of its Subsidiaries that secure Non-Recourse Indebtedness, or Contractual Obligations related to such Non-Recourse Indebtedness restricting the grant of any Lien on such Property;
(s)Liens on Property that secure any obligation of Borrower or any of its Subsidiaries under any Profit and Participation Agreement, or any Contractual Obligations under any Profit and Participation Agreements which restrict the granting of any Lien on any Property subject to such Profit and Participation Agreements;
(t)The Contractual Obligation evidenced by the Term Loan Agreement and the other “Loan Documents” (as defined therein), and Contractual Obligations in any other term loan agreement executed after the Closing Date that are not, taken as a whole, materially more restrictive than those contained in the Term Loan Agreement; and
(u)Liens securing the “Obligations” as defined in the Term Loan Agreement and any Liens securing the obligations under any other term loan agreement executed after the Closing Date; provided that such Liens (i) rank pari passu with Liens securing the Obligations (excluding Cash Collateral or Letter of Credit Collateral) and (ii) are granted over the same collateral as Liens securing the Obligations (excluding Cash Collateral or Letter of Credit Collateral).
For purposes of compliance with this Section: (x) in the event that any Lien or Contractual Obligation meets the criteria set forth in more than one of clauses (a) through (u) of this Section, Borrower, in its sole discretion, may classify or reclassify such Lien or Contractual Obligation in any manner that complies with this Section and such Lien or Contractual Obligation shall be treated as having been permitted pursuant to only one of the clauses of this Section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section.
7.6Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) a transaction that results in Subordinated Obligations, (b) a transaction between or among Borrower and/or its Consolidated Subsidiaries, (c) a transaction that has been authorized by the board of directors or a committee established by the board of directors of Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of Borrower, (d) a transaction entered into on terms and under conditions not less favorable to Borrower or any of its Subsidiaries than could be obtained from a Person that is not an Affiliate of Borrower, (e) salary, bonus, equity compensation and other compensation arrangements and indemnification arrangements with directors or officers consistent with past practice or current market practice, or (f) transactions permitted by clauses (b), (c) and (g) of Section 7.3.
7.7Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $2,701,014,000, plus (b) an amount equal to 50% of positive Consolidated Net Income for each Fiscal Quarter commencing after August 31, 2025 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock after August 31, 2025.

7.8Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than 0.60 to 1.00.
7.9Consolidated Interest Coverage Ratio or Minimum Liquidity. Permit both of the following to occur with respect to any Fiscal Quarter:
(a)Liquidity to be less than Consolidated Interest Incurred for the four most recently ended Fiscal Quarters in the aggregate; and
(b)the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than 1.50 to 1.00.
7.10Distributions.
(a)Make any Distribution if a Default or an Event of Default then exists or if an Event of Default or Default would result therefrom; or
(b)At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) retire, redeem, purchase or otherwise acquire for value (other than for capital stock of the same type of Borrower or any of its Consolidated Subsidiaries) any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by Borrower or any of its Consolidated Subsidiaries; or (ii) make any Investment in any holder of 5% or more of the capital stock (or other equity securities) of Borrower or any of its Consolidated Subsidiaries, if a purpose of such Investment is to avoid the restrictions set forth in subclause (i) above; provided, however, that the restrictions set forth in this Section 7.10(b) shall not apply if all of the following conditions are met:
(i)Unrestricted Cash (calculated on a pro forma basis after giving effect to such retirement, redemption, purchase, acquisition or Investment) equals or exceeds the Aggregate Commitments;
(ii)Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)no Default or Event of Default then exists or would result therefrom.
(c)Notwithstanding the foregoing provisions of this Section 7.10, Section 7.10 does not prohibit:
(i)retirements, redemptions, purchases, or other acquisitions for value of capital stock, warrants or rights to acquire shares of capital stock or other equity securities (x) from or with employees, officers or directors or former employees, officer or directors (or their estates or beneficiaries under their estates) of Borrower and its Subsidiaries in connection with Borrower’s equity incentive plans or other benefit plans or upon death, disability, retirement, severance or termination or pursuant to any agreement under which the capital stock or other securities were issued or any employment agreement, (y) in connection with cashless exercises of options, warrants or other rights to acquire capital stock or other equity securities, or (z) in lieu of fractional shares;
(ii)the purchase of call options or call spreads by Borrower or its Subsidiaries in connection with any convertible securities offering of Subordinated Obligations by

Borrower, together with the repurchase of shares of capital stock or settlement for cash (in whole or in part) as may be required by the terms of such options or spreads;
(iii)a Distribution made (x) to Borrower or to a Guarantor Subsidiary by any of their respective Subsidiaries or (y) to a wholly-owned Subsidiary of Borrower by any Subsidiary that is not a Loan Party;
(iv)the payment of any Distribution within 60 days after the date of declaration thereof so long as such Distribution was permitted by the provisions of this Agreement at the time of its declaration; or
(v)the making of cash payments in connection with any conversion of convertible securities of Borrower.
7.11Amendments. Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.
7.12Investment in Subsidiaries and Joint Ventures. Permit, as of the last day of any Fiscal Quarter, Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in all Subsidiaries of Borrower (other than Guarantor Subsidiaries), Financial Subsidiaries, Foreign Subsidiaries, all Joint Ventures and all other entities with financial statements not consolidated with those of Borrower under Generally Accepted Accounting Principles consistently applied to exceed an amount equal to the sum of (a) $104,811,000 plus (b) an amount equal to 20% of Consolidated Tangible Net Worth as of the last day of such Fiscal Quarter.
7.13Borrowing Base Indebtedness Not to Exceed Borrowing Base. Permit Borrowing Base Indebtedness at any time to exceed the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to Administrative Agent) if Borrower does not hold an Investment Grade Credit Rating at such time.
7.14Regulation U. Permit, any Loan hereunder to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.15Fiscal Year. Change its fiscal year-end to a date other than November 30.
7.16Sanctions. Directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Bank, Arranger, Administrative Agent, Issuing Bank, or otherwise) of Sanctions.
7.17Anti-Corruption Laws. Directly or indirectly use the proceeds of any Advance for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.
7.18Outbound Investments. No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Borrower were a U.S. Person or (iii) any other activity that would cause Administrative Agent and/or Banks to be in violation of the Outbound Investment Rules or cause Administrative Agent and/or Banks to be legally prohibited by the Outbound Investment Rules from performing under this Credit Agreement.
ARTICLE VIII.
INFORMATION AND REPORTING REQUIREMENTS
8.1Financial and Business Information of Borrower and Its Subsidiaries. As long as any Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Aggregate Commitments or any Letter of Credit remains outstanding, Borrower shall, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing, deliver to Administrative Agent and each of the Banks (except as otherwise provided below) at its own expense:
(a)As soon as reasonably possible, and in any event within 50 days after the close of each Fiscal Quarter of Borrower (other than the fourth Fiscal Quarter), (i) the consolidated and consolidating balance sheet of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year. Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied (other than those which require footnote disclosure of certain matters), and shall be certified by the principal financial officer of Borrower, subject to normal year-end accruals and audit adjustments;
(b)As soon as reasonably possible, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated and consolidating (in accordance with past practices of Borrower) balance sheets of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating (in accordance with past practices of Borrower) statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year. Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied. Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Borrower, which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of Borrower and its GAAP Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur) unless such other exceptions or qualifications are approved by the Required Banks in their reasonable discretion. Such accountants’ report and opinion shall be accompanied by a certificate stating that, in conducting the audit examination of books and records necessary for the certification of such financial statements, such accountants have obtained no knowledge of any Default or Event of Default hereunder or, if in the opinion of such accountants, any such Default or Event of Default shall exist, stating the nature and status of such event, and setting forth the applicable calculations under Sections 7.7, 7.8, 7.9, 7.12 and 7.13 as of the date of the balance sheet. Such consolidating balance sheet and statements shall be certified by a Senior Officer of Borrower;
(c)Promptly after the receipt thereof by Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of Borrower or any of its Consolidated Subsidiaries;
(d)Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular and periodic reports that Borrower may file or be required to file with the Commission; provided, any of the foregoing reports, statements or communications filed with or furnished to the Commission by Borrower (and which are available online) shall be deemed to have been delivered by Borrower under this Section 8.1;
(e)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within ten (10) Business Days after becoming aware, of the occurrence of any (i) ERISA Event or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, in each case, a written notice specifying the nature thereof, what action Borrower and any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or threatened to be taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(f)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;
(g)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, that the holder of any evidence of Indebtedness (in a principal amount in excess of $50,000,000) of Borrower or any of its Consolidated Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action Borrower or its Consolidated Subsidiary is taking or proposes to take with respect thereto;
(h)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, of the existence of any pending or threatened litigation or any investigation by any Governmental Authority that could reasonably be expected to constitute a Material Adverse Effect (provided, that no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);
(i)As soon as reasonably possible, and in any event prior to the date that is 90 days after the commencement of each Fiscal Year, deliver to Administrative Agent the business plan of Borrower and its Consolidated Subsidiaries for that Fiscal Year, together with projections (in substantially the same format as the Projections) covering the next 2 Fiscal Years; and
(j)Such other data and information as from time to time may be reasonably requested by any of the Banks.
Borrower hereby acknowledges that (i) Administrative Agent will make available to the Banks and the Issuing Banks materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on DebtDomain or another similar electronic system

(the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:
(i)all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;
(ii)by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arrangers, the Syndication Agents, the Issuing Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.9);
(iii)all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and
(iv)Administrative Agent, the Arrangers and the Syndication Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
8.2Compliance Certificate. Concurrently with the delivery of the financial statements described in Section 8.1(a) and (b), Borrower shall deliver to Administrative Agent and the Banks, at Borrower’s sole expense, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be:
(a)setting forth computations showing, in detail reasonably satisfactory to Administrative Agent, whether Borrower and its Consolidated Subsidiaries were in compliance with their obligations to the Banks pursuant to Sections 7.7, 7.8, 7.9 and 7.12;
(b)certifying a sales report by geographical region, in the form attached to the Compliance Certificate, setting forth the number of homes or other Units sold and delivered during such period and in backlog at the end of such period;
(c)certifying an inventory report for such period in the form attached to the Compliance Certificate, summarizing such inventory by type and geographical region;
(d)reporting any change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries;
(e)either
(i)stating that to the best knowledge of the certifying officer as of the date of such certificate there is no Default or Event of Default, or

(ii)if there is a Default or Event of Default as of the date of such certificate, specifying all such Defaults or Events of Default and their nature and status; and
(f)stating, to the best knowledge of the certifying officer, whether any event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under this Section and, if so, describing such Material Adverse Effect in reasonable detail. No failure of the certifying officer to describe the existence of an event or circumstance constituting a Material Adverse Effect shall be the sole basis for any Default or Event of Default hereunder.
ARTICLE IX.
CONDITIONS
9.1Initial Advances, Etc. The effectiveness of this Agreement, the obligation of each Bank to make its initial Advances hereunder, to continue its participation in Existing Letters of Credit, and of the Issuing Banks to issue Letters of Credit hereunder are subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):
(a)Administrative Agent shall have received all of the following, each dated as of the Closing Date (unless otherwise specified or unless Administrative Agent otherwise agrees) and all in form and substance satisfactory to Administrative Agent and each of the Banks:
(i)executed counterparts of this Agreement, sufficient in number for distribution to the Banks and Borrower;
(ii)a Note executed by Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank’s Pro Rata Share of the Aggregate Commitments, promptly following the Closing Date;
(iii)the Subsidiary Guaranty executed by each Subsidiary which is a Guarantor Subsidiary as of the Closing Date;
(iv)a duly executed Loan Notice;
(v)with respect to Borrower and each Subsidiary which is a Guarantor Subsidiary as of the Closing Date, such documentation as Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;
(vi)the Opinions of Counsel;
(vii)an Officer’s Certificate of Borrower affirming, to the best knowledge of the certifying Senior Officer, that the conditions set forth in Sections 9.1(c) and 9.1(d) have been satisfied;

(viii)a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2025, showing Borrower to be in compliance with Section 7.13 after giving effect to any Loans made and Letters of Credit issued on the Closing Date;
(ix)the financial statements described in Section 5.5;
(x)a Compliance Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2025;
(xi)a duly completed Borrower Detail Form; and
(xii)such other assurances, certificates, documents, consents or opinions relevant hereto as Administrative Agent may reasonably require.
(b)Any fees required to be paid on or before the Closing Date pursuant to the terms of this Agreement or any Fee Letter shall have been paid.
(c)The representations and warranties of Borrower contained in ARTICLE V shall be true and correct in all material respects on and as of the Closing Date.
(d)Borrower and its Consolidated Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and at and after giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.
(e)(i) Upon the reasonable request of any Bank made at least ten (10) days prior to the Closing Date, Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three (3) days prior to the Closing Date and (ii) at least three (3) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(f)Administrative Agent and Banks shall have received satisfactory evidence that, prior to or substantially concurrently with the Closing Date, the Existing Loan Agreement has been paid off, satisfied, discharged and/or terminated, as applicable.
9.2Any Advance. The obligations of the Banks to make any Advance after the Closing Date are subject to the following conditions precedent:
(a)Administrative Agent shall have received a Loan Notice;
(b)the representations and warranties contained in ARTICLE V (other than the representations and warranties contained in Sections 5.4(a), 5.18 and 5.19 and, if Borrower holds an Investment Grade Credit Rating at such time, Section 5.7(b)) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date (except that the financial statements referred to in Section 5.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1(b), and the Borrowing Base Certificate referred to in Section 5.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 3.1); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;

(c)Administrative Agent shall have received such other information relating to any matters which are the subject of Section 9.2(b) or the compliance by Borrower with this Agreement as may reasonably be requested by Administrative Agent on behalf of a Bank;
(d)at and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and
(e)the amount of the Advance does not exceed the unused portion of the Aggregate Commitments.
Each Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the Loan requested thereby.
9.3Any Letter of Credit. The obligations of an Issuing Bank to issue, renew or increase any Letter of Credit are subject to the following conditions precedent:
(a)Administrative Agent and the Issuing Bank shall have received a Request for Letter of Credit;
(b)the representations and warranties contained in ARTICLE V (other than the representations and warranties contained in Sections 5.4(a), 5.18 and 5.19 and, if Borrower holds an Investment Grade Credit Rating at such time, Section 5.7(b)) shall be true and correct in all material respects on and as of the date of the issuance of the Letter of Credit as though made on and as of that date (except that the financial statements referred to in Section 5.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1(b), and the Borrowing Base Certificate referred to in Section 5.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 3.1); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;
(c)Administrative Agent shall have received such other information relating to any matters which are the subject of Section 9.3(b) or the compliance by Borrower with this Agreement as may reasonably be requested by Administrative Agent on behalf of a Bank; and
(d)at and after giving effect to the issuance, renewal or increase of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
Each Request for Letter of Credit submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the issuance of the Letter of Credit requested thereby.
ARTICLE X.
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT
10.1Events of Default. There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:
(a)failure to pay any installment of principal on any Loan on the date, or any payment in respect of a Letter of Credit pursuant to Section 2.3, when due; or

(b)failure to pay any installment of interest on any of the Loans, or to pay any fee or other amounts due Administrative Agent or any Bank hereunder, within five (5) Business Days after the date when due; or
(c)any failure to comply with Sections 7.1, 7.2, 7.3, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.14 or 8.1(f); or
(d)any failure to comply with Sections 3.1(a), 6.8, 6.9 or 7.6 that remains unremedied for a period of fifteen (15) calendar days after notice by Administrative Agent of such Default or twenty (20) calendar days after a Senior Officer becomes aware of such Default, whichever occurs first; or
(e)Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 calendar days after notice by Administrative Agent of such Default; or
(f)any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or deemed made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of Borrower to duly and punctually perform all of the Obligations; or
(g)Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness), in excess of $50,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or
(h)(x) any written guarantee of the indebtedness and liabilities of Borrower to Administrative Agent and the Banks or any one or more of them arising under the Loan Documents is asserted to be invalid or unenforceable by any Loan Party (other than following the release of any such guarantee contemplated by Section 11.10 or following the termination of such guarantee in accordance with its terms), or (y) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks, satisfaction in full of all the Obligations or in accordance with its terms, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Required Banks, materially adverse to the interest of the Banks; or
(i)a final judgment (or judgments) against Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary is entered for the payment of money in excess of $50,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received and remains unsatisfied, unpaid, undischarged or unbonded without procurement of a stay of execution within 30 calendar days after the date of entry of judgment, or in any event at least 5 calendar days prior to the sale of any assets pursuant thereto; or

(j)Borrower or any Significant Subsidiary of Borrower which is also a Consolidated Subsidiary institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally, or admits in writing its inability, to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for 60 calendar days; or
(k)the occurrence of one or more ERISA Events if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof could result in a Material Adverse Effect; or
(l)any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 7.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.
10.2Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:
(a)Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 10.1(j) with respect to Borrower or a Guarantor Subsidiary):
(i)all commitments to make Advances or issue Letters of Credit, and all other obligations of Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Required Banks (or greater number, if so required) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Required Banks (or greater number, if so required), to reinstate the Commitments and make further Advances or issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and
(ii)the Required Banks may request Administrative Agent to, and Administrative Agent thereupon shall:
(A)declare the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage, all interest accrued and unpaid thereon, and all other amounts payable to the Banks under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; provided that Administrative Agent shall notify Borrower (by telecopy and, if practicable, by telephone) substantially concurrently with any such acceleration (but the failure of Borrower to receive such notice shall not affect such acceleration); provided further, that all Commitments to make Advances or obligations to issue Letters of Credit, and all other obligations of Administrative

Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit under the Loan Documents shall terminate concurrently with such acceleration;
(B)require that Borrower Cash Collateralize or Letter of Credit Collateralize all outstanding Letters of Credit at 103% of the face amount thereof (excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement); and
(C)apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.3(g).
(b)Upon the occurrence of any Event of Default described in Section 10.1(j) with respect to Borrower or a Guarantor Subsidiary:
(i)all Commitments to make Advances or obligations to issue Letters of Credit, and all other obligations of Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and
(ii)(A) the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; and (B) Administrative Agent may apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.3(g).
(c)So long as any Letter of Credit shall remain outstanding, any amounts received by Administrative Agent in respect of the Letter of Credit Usage pursuant to Section 10.2(a)(ii) or 10.2(b)(ii) may be held as cash collateral for the obligation of Borrower to reimburse the Issuing Banks in event of any drawing under any Letter of Credit (and Borrower hereby grants to Administrative Agent for the benefit of the Issuing Banks and the Banks a security interest in such cash collateral). In the event any Letter of Credit in respect of which Borrower has deposited cash collateral with Administrative Agent is canceled or expires, the cash collateral shall be applied first to the reimbursement of the Issuing Banks (or all of the Banks, as the case may be) for any drawings thereunder, second to the payment of any outstanding Obligations of Borrower hereunder or under any other Loan Document, and third to the Person entitled to such amount.
(d)Upon the occurrence of an Event of Default, the Banks and Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon Borrower (which are expressly waived by Borrower) except to the extent required by applicable Laws. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Required Banks.
(e)All payments received by Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loans or after the Maturity Date shall be applied first to the costs and expenses (including Attorney Costs) of Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations, the payments shall be applied first, to the costs and expenses of Administrative Agent, acting as Administrative Agent, and the Banks as set forth above, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to Administrative Agent or the Banks under the Loan Documents. Subject to Section 10.2(a)(i), no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.
ARTICLE XI.
ADMINISTRATIVE AGENT
11.1Appointment and Authority. Each Bank and Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE XI are solely for the benefit of Administrative Agent, Banks and Issuing Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
11.2Rights as a Bank. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Banks.
11.3Exculpatory Provisions.
(a)Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arrangers, as applicable:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the

Banks as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law;
(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Bank or Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Banks by Administrative Agent herein;
(iv)shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.2 and 10.2), or (B) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Bank or an Issuing Bank; and
(v)shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in ARTICLE IX or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
11.4Reliance by Administrative Agent, Issuing Banks and Banks. Administrative Agent, the Issuing Bank and the Banks shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Bank or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.6Resignation of Administrative Agent.
(a)Administrative Agent may at any time give notice of its resignation to the Banks, Issuing Banks and Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Banks and Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Banks. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Required Banks may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.
(c)With effect from the Resignation Effective Date or the Removal Closing Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.1(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Closing Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6(c)). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this ARTICLE XI and Section 12.8 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section 11.6 shall also constitute its resignation as an Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Borrowings with respect thereto, including the right to require the Banks to make Base Rate Loans or fund risk participations in unreimbursed amounts of Letters of Credit. Upon the appointment by Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Bank other than a Defaulting Bank), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.7Non-Reliance on Administrative Agent, the Arrangers and the Other Banks. Each Bank and Issuing Bank expressly acknowledges that none of Administrative Agent nor the Arrangers have made any representation or warranty to it, and that no act by Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arrangers to any Bank or Issuing Bank as to any matter, including whether Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Bank and Issuing Bank represents to Administrative Agent and the Arrangers that it has, independently and without reliance upon Administrative Agent, the Arranger, any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arrangers, any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Bank and Issuing Bank represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Bank or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Bank and Issuing Bank agrees not to assert a claim in contravention of the foregoing.

Each Bank and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
11.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or other titled Persons listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Bank or Issuing Bank hereunder.
11.9Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Borrowing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Banks and Administrative Agent under Sections 2.3, 2.8 and 12.8) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 and 12.8.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
11.10Guaranty Matters. Each Bank and Issuing Bank acknowledges and irrevocably consents to the release and discharge of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty by Administrative Agent, without any further consent or authorization by the Banks, as a result of a Change in Status of a Guarantor Subsidiary. Borrower may notify Administrative Agent of any Change in Status of a Guarantor Subsidiary by delivering an Officer’s Certificate, which shall include a reasonably detailed description of such Change in Status and a certification that no Default or Event of Default exists or would result from the release of such Guarantor Subsidiary from its obligations under the Subsidiary Guaranty. Such Officer’s Certificate shall be delivered no later than simultaneously with the delivery of a Compliance Certificate pursuant to Section 8.2 with respect to the Fiscal Quarter during which such Change in Status occurs. Upon acceptance of such Officer’s Certificate by Administrative Agent, such Guarantor Subsidiary will be released and discharged from its obligations under the Subsidiary Guaranty, automatically, without any further action by Administrative Agent or any Bank, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor Subsidiary. Upon request by Administrative Agent at any time, the Required Banks will confirm in writing Administrative Agent’s authority to take any steps to effect the release of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section 11.10.
11.11Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Bank or Issuing Bank, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Bank or Issuing Bank receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Bank or Issuing Bank in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Bank and Issuing Bank irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Bank and Issuing Bank promptly upon determining that any payment made to such Bank or Issuing Bank comprised, in whole or in part, a Rescindable Amount.
ARTICLE XII.
MISCELLANEOUS
12.1Cumulative Remedies; No Waiver. No failure by any Bank, any Issuing Bank or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.2 for the benefit of all the Banks and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Bank from exercising setoff rights in accordance with Section 12.11 (subject to the terms of Section 2.12), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Banks shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
12.2Amendments; Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Required Banks and Borrower, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose given; and without the approval in writing of all of the affected Banks, no amendment, waiver or consent may be effective:
(a)to amend or modify the principal of, or the amount of principal or principal prepayments payable on any Obligation, to increase the Exposure of any Bank without the consent of that Bank, to decrease the rate of any interest or fee payable to any Bank without the consent of that Bank, or to reduce or waive any interest or other amount payable to any Bank without the consent of that Bank;
(b)to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation owing to a Bank or any installment of any fee owing to a Bank, or to extend the term of the Commitment of such Bank without the consent of that Bank;
(c)to amend or modify the provisions of the definitions in Section 1.1 of “Required Banks” or of Section 12.2, or any provision providing for the ratable or pro rata treatment of the Banks without the consent of each Bank;
(d)release any Guarantor Subsidiary from liability under the Subsidiary Guaranty (except as provided in Section 11.10); or
(e)to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks without the consent of each Bank.
Any amendment, waiver or consent pursuant to this Section 12.2 shall apply equally to, and shall be binding upon, all the Banks and Administrative Agent. Any amendment, waiver or consent pursuant to this Section 12.2 that permits the sale or other transfer of the capital stock of (or all or substantially all of the assets of) a Guarantor Subsidiary shall automatically release the Guarantor Subsidiary effective concurrently with such sale or other transfer.
In addition, no amendment, modification, termination or waiver of any provision (i) of Section 2.3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of applicable Issuing Banks that have issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, or (ii) of ARTICLE XI or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.
If any Bank does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Required Banks, Borrower may replace such non-consenting Bank (each a “Non-Consenting Bank”) in accordance with Section 12.23; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).
Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable Law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the

Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase the Exposure or extend the term of the Commitment of such Defaulting Bank, postpone the date fixed for the payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal amount of any Obligation owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.
Notwithstanding any provision herein to the contrary, if Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
12.3Nature of Banks’ Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. The obligations of the Banks hereunder to make Advances and to fund participations in Letters of Credit are several and not joint or joint and several. The failure of any Bank to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance or purchase its participation.
12.4Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Bank, regardless of any investigation made by Administrative Agent or any Bank or on their behalf and notwithstanding that Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of the making of any Advance or the issuance of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
12.5Notices and Other Communications; Facsimile Copies.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Borrower, Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and
(ii)if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its

Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 12.5(b) below, shall be effective as provided in Section 12.5(b).
(b)Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Banks pursuant to ARTICLE II if such Bank or such Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, any Issuing Bank or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Bank, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of Borrower, Administrative Agent and the Issuing Banks may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and the Issuing Banks. In addition, each Bank agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record:
(i)an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and accurate wire instructions for such Bank. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to any Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, Issuing Banks and Banks. Administrative Agent, the Issuing Banks and the Banks shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, notices of prepayment and Letter of Credit Applications) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify Administrative Agent, each Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.6Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document, and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of Administrative Agent and the Banks agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Banks may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither Administrative Agent nor Issuing Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent or Issuing Bank has agreed to accept such Electronic Signature, Administrative Agent and each of the Banks shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Bank without further verification and (b) upon the request of Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.
Neither Administrative Agent nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Administrative Agent’s or Issuing Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Administrative Agent and Issuing Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Bank hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against Administrative Agent, each Bank and each Related Party for any liabilities arising solely from Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.
12.7Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 12.7(b), participations in Letters of Credit) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 12.7 in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and
(B)any case not described in clause (b)(i)(A) of this Section 12.7, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 12.7 and, in addition:
(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein;
(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and
(C)the consent of each Issuing Bank shall be required for any assignment.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Bank, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to Administrative Agent, any Issuing Bank or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 12.7, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5 and 12.8 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (d) of this Section 12.7. Any costs and expenses incurred in connection with an assignment hereunder shall be paid by the Eligible Assignee (except as otherwise provided in Section 12.23).
(c)Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Borrowings owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Bank may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Bank or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in L/C Borrowings) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Banks and the Issuing Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 12.8(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 12.2(a) or 12.2(b) that directly affects such Participant; provided further, that any Bank selling a participation shall endeavor promptly to give Borrower notice following any such sale, but the failure to give such notice will not give rise to any liability on the part of such Bank or otherwise affect the validity of any such sale. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to clause (b) of this Section 12.7 (it being understood that the documentation required under Section 4.1(e) shall be delivered to the Bank who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 4.6 and 12.23 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 4.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.11 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.12 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment or the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(f)Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Commitment and Loans pursuant to clause (b) above, such Issuing Bank may, upon 30 days’ notice to Administrative Agent, Borrower and the Banks, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of the applicable Issuing Bank as an Issuing Bank. If the applicable Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Borrowings with respect thereto (including the right to require the Banks to make Daily SOFR Rate Loans or fund risk participations in unreimbursed amounts). Upon the appointment of a successor Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (y) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring Issuing Bank to effectively assume the obligations of the applicable retiring Issuing Bank with respect to such Letters of Credit.
12.8Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable documented fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by Administrative Agent, any Bank or any Issuing Bank (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent, any Bank or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.8, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (including the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or Administrative Agent in their capacities as such). Without limiting the provisions of Section  4.1(c), this Section 12.8 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Banks. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 12.8 to be paid by it to Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank), such payment to be made severally among them based on such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), such Issuing Bank in connection with such capacity. The obligations of the Banks under this clause (c) are subject to the provisions of Section 2.11(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 12.8 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 12.8 and the indemnity payment provisions of Section 11.6 shall survive the resignation of Administrative Agent and the Issuing Banks, the replacement of any Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.9Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Banks and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.9, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Bank or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.9, (y) becomes available to Administrative Agent, any Bank, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Borrower or violating the terms of this Section 12.9. In addition, Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks to the extent such information is customarily provided in order to obtain league table credit.

For purposes of this Section 12.9, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Bank or any Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of Administrative Agent, the Banks and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
12.10Other Dealings. Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with Borrower and its Subsidiaries.
12.11Right of Setoff — Deposit Accounts. Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Section 10.2, Borrower hereby specifically authorizes each Bank and each Issuing Bank in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to such Bank or Issuing Bank against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this Section shall limit or restrict the exercise by a Bank or Issuing Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
12.12Further Assurances. Borrower shall, at its expense and without expense to the Banks or Administrative Agent, do, execute, and deliver such further acts and documents as any Bank or Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or Administrative Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that this Section 12.12 is not intended to create any affirmative obligation on the part of Borrower to provide additional collateral security, additional guarantors or other credit enhancement with respect to the Obligations.
12.13Integration; Effectiveness. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral (including the mandate letter and the summary of terms relating to this Agreement), on the subject matter hereof except as provided in Section 9.1 hereof or otherwise expressly provided herein to the contrary. The Loan Documents were drafted with the joint participation of Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. Except as provided in Section 9.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
12.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY BANK, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY BANK OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
12.16Headings. Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
12.17Conflict in Loan Documents. To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.
12.18Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.
12.19Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.
12.20Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Bank, or Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
12.21Reserved.

12.22Certain Notices. Each Bank and Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and, to the extent applicable, the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act and, to the extent applicable, the Beneficial Ownership Regulation. Borrower hereby agrees to provide any such information that is reasonably requested by any Bank or Administrative Agent.
12.23Replacement of Banks. If Borrower is entitled to replace a Bank pursuant to the provisions of Section 4.6, or if any Bank is a Defaulting Bank or a Non-Consenting Bank or if any other circumstance exists hereunder that gives Borrower the right to replace a Bank as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.1 and 4.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a)Borrower shall have paid to Administrative Agent the assignment fee specified in Section 12.7(b);
(b)such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Sections 4.4(a) or 4.5 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee and (b) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
12.24No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arrangers and the Banks are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, the Arrangers and the Banks, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, any Arranger nor any Bank has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Administrative Agent, any Arranger nor any Bank has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent, the Arrangers or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution, and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
12.26Certain ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
12.27Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.28Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KB HOME, a Delaware Corporation
By:	/s/ Robert R. Dillard____________________
Name: Robert R. Dillard Title: Executive Vice President and Chief Financial Officer

Signature Page to
Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, a Bank and an Issuing Bank
By:	/s/ Thomas W. Nowak___________________
Name: Thomas W. Nowak Title: Senior Vice President

Signature Page to
Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and an Issuing Bank
By:	/s/ Bret Sumner_______________________
Name: Bret Sumner Title: Executive Director

Signature Page to
Credit Agreement

BMO BANK N.A., as a Bank and an Issuing Bank
By:	/s/ Lisa Smith Boyer____________________
Name: Lisa Smith Boyer Title: Director

Signature Page to
Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank and an Issuing Bank
By:	/s/ Beverly J. Hicks_____________________
Name: Beverly J. Hicks Title: Senior Vice President

Signature Page to
Credit Agreement

CITIZENS BANK, N.A., as a Bank and an Issuing Bank
By:	/s/ Doug Kennedy______________________
Name: Doug Kennedy Title: Sr Vice President

Signature Page to
Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Bank and an Issuing Bank
By:	/s/ Antonios Vavdinos___________________
Name: Antonios Vavdinos Title: Authorized Signer

Signature Page to
Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Bank and an Issuing Bank
By:	/s/ David Prowse_______________________
Name: David Prowse Title: Senior Vice President

Signature Page to
Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Bank and an Issuing Bank
By:	/s/ Jared Hogan________________________
Name: Jared Hogan Title: Officer

Signature Page to
Credit Agreement

ZIONS BANCORPORATION, N.A. DBA CALIFORNIA BANK & TRUST, as a Bank and an Issuing Bank
By:	/s/ Matt Kunkle________________________
Name: Matt Kunkle Title: Vice President

Signature Page to
Credit Agreement

FLAGSTAR BANK, N.A., as a Bank and an Issuing Bank
By:	/s/ Nathan Boyle_______________________
Name: Nathan Boyle Title: Vice President

Signature Page to
Credit Agreement

TEXAS CAPITAL BANK, as a Bank and an Issuing Bank
By:	/s/ Cole Bitting_________________________
Name: Cole Bitting Title: VP

Signature Page to
Credit Agreement

CIBC BANK USA, as a Bank and an Issuing Bank
By:	/s/ Gavin Henderson____________________
Name: Gavin Henderson Title: Managing Director

Signature Page to
Credit Agreement

THIRD COAST BANK, a Texas state bank as a Bank and an Issuing Bank
By:	/s/ Tiffany Barfield_____________________
Name: Tiffany Barfield Title: Bank Officer
Signature Page to
Credit Agreement

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [__] (the “Assignor”) and [__] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations as a Bank under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    [__]
2.    Assignee:     [__] [and is an Affiliate or Approved Fund of [identify Bank]1]
3.    Borrower(s):     KB Home, a Delaware corporation
4.    Administrative Agent: Bank of America, N.A., as the administrative agent under the Agreement
5.    Agreement: Credit Agreement, dated as of November 12, 2025, among KB Home, the Banks parties thereto, and Bank of America, N.A., as Administrative Agent, as amended, restated, extended, supplemented or otherwise modified from time to time.
6.    Assigned Interest:
1Select as applicable.

Aggregate Amount of Commitment for all Banks[2]	Amount of Commitment Assigned[2]	Pro Rata Share Assigned of Aggregate Commitment[3]
$[__]	$[__]	[__]%
$[__]	$[__]	[__]%
$[__]	$[__]	[__]%

[7.    Trade Date:     [__]]4
Effective Date:     [__]
The terms set forth in this Assignment and Assumption are hereby agreed to:

[ASSIGNOR] [NAME OF ASSIGNOR]
By:
Name:
Title:

[ASSIGNEE] [NAME OF ASSIGNEE]
By:
Name:
Title:

2Amount to be adjusted by the counterparties to take into account any payments or prepayments made between
3Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.
4To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and] Accepted: BANK OF AMERICA, N.A. as Administrative Agent[1]
By:
Name:
Title:

[Consented to:] KB HOME, as Borrower[2]
By:
Name:
Title:

1To be added only if the consent of the Administrative Agent is required by the terms of the Agreement.
2To be added only if the consent of the Borrower is required by the terms of the Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, including Section 4.1(g) thereof, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
Borrowing Base Certificate Date: [__]
FORM OF BORROWING BASE CERTIFICATE
The undersigned Senior Officer, being the duly elected [__] of KB Home, a Delaware corporation (the “Borrower”), hereby certifies that the following is a true and correct calculation of the Borrowing Base as of [__], (the “Statement Date”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement, dated as of November 12, 2025, as amended, restated, extended, supplemented or otherwise modified from time to time (the “Agreement”), by and among the Borrower, the Banks from time to time party thereto (the “Banks”), and Bank of America, N.A., as Administrative Agent.
I.    Borrowing Base Calculation.
A.    Borrowing Base. The following Escrow Receivables, Homes Under Construction, Land Under Development, Land Held for Future Development, Land Held for Sale and Unrestricted Cash of the Borrower or any Borrowing Base Subsidiary qualify for inclusion in the Borrowing Base (all figures are as of Statement Date):

1.	100% of the aggregate GAAP Value of Escrow Receivables	$[__]
2.	90% of the aggregate GAAP Value of Homes Under Construction	$[__]
3.	65% of the aggregate GAAP Value of Land Under Development	$[__]
4.	50% of the aggregate GAAP Value of Land Held for Future Development and Land Held for Sale[1]	$[__]
5.	At Borrower’s election, 100% of Unrestricted Cash in excess of $15,000,000[2]	$[__]
6.	Total Borrowing Base (Lines I.A.1+2+3+4+5)	$[__]

B.    Borrowing Base Indebtedness. The following figures are as of the Statement Date:
1Line I.A.4 shall not exceed 40% of the amount in Line I.A.6. The value of any unentitled land or land under option shall not be included in the Borrowing Base.
2Such amount to exclude the amount over $15,000,000 used for the calculation of Liquidity in the Financial Covenant (Section 7.9 of the Credit Agreement).

1.	Loans	$[__]
2.	Letter of Credit Usage with respect to Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized (computed as if all Financial Letters of Credit were Letters of Credit issued under the Agreement)	$[__]
3.	Other Borrowing Base Indebtedness[3]	$[__]
4.	Total Borrowing Base Indebtedness (Lines I.B.1+2+3)	$[__]

C.    Borrowing Base Surplus/(Deficit) at the Statement Date.

(Line I.A.6 minus Line I.B.4)	$[__]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of [__].

KB HOME, a Delaware corporation
By:
Name:
Title:

3Line I.B.3 shall not include Subordinated Obligations or Non-Recourse Indebtedness.

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: [__]
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among KB HOME, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the [__] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 8.1(b) of the Agreement for the Fiscal Year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 8.1(a) of the Agreement for the Fiscal Quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its GAAP Subsidiaries in accordance with Generally Accepted Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    Attached hereto as Schedule 2 is a sales report by geographical region which is true and correct in all material respects and which sets forth the number of homes or other Units sold and delivered during the Fiscal Quarter of the Borrower ended as of the above date and the backlog at the end of such period.
3.    Attached hereto as Schedule 3 is an inventory report which is true and correct in all material respects and which summarizes Borrower’s inventory by type and geographical region as of the Fiscal Quarter of the Borrower ended as of the above date.
[select one.]
4.    [To the best knowledge of the undersigned as of the date hereof, there is no Default or Event of Default.]
[or]

[The following is a list of each Default or Event of Default as of the date hereof and the nature and status of each such Default or Event of Default:]
5.    To the best knowledge of the undersigned,
[select one:]
[no event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to the Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under Section 8.2 of the Agreement.]
[or]
[the following is a list of each Material Adverse Effect (describing in reasonable detail the nature and status thereof) which has occurred since the date of the most recent Compliance Certificate delivered under Section 8.2 of the Agreement.]
6.    The financial covenant analyses and information set forth on Schedule 4 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
[Use the following paragraph 7 if there has been any change to the listing of Subsidiaries]
7.    [Attached hereto as Schedule 5 is a report of each change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 of the Agreement (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries].
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of [__].

KB HOME, a Delaware corporation
By:
Name:
Title:

For the Quarter/Year ended [__] (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
Financial Statements

For the Quarter/Year ended [__] (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
Sales Report
KB HOME TO INSERT REPORT

For the Quarter/Year ended    (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
Inventory Report
KB HOME TO INSERT REPORT

For the Quarter/Year ended [__] (“Statement Date”)

SCHEDULE 4
to the Compliance Certificate
Financial Covenant Analyses and Information
KB HOME TO PREPARE SPREADSHEET WITH LINE ITEM CALCULATIONS OF THE FOLLOWING
I.    Section 7.7 – Consolidated Tangible Net Worth.
II.    Section 7.8– Consolidated Leverage Ratio.
III.    Section 7.9 – Consolidated Interest Coverage Ratio or Minimum Liquidity.
IV.    Section 7.12 – Investment in Subsidiaries and Joint Ventures.

For the Quarter/Year ended [__](“Statement Date”)

SCHEDULE 5
to the Compliance Certificate
List of Subsidiaries

EXHIBIT D
FORM OF LOAN NOTICE
Date: [__]

To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among KB HOME, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
The undersigned hereby requests (select one) 1:

Indicate: Advance or Conversion of Loans or Continuation of Loans	Indicate: Date of Advance or of Conversion or Continuation	Indicate: Requested Principal Amount	Indicate: Type of Loan	For Term SOFR Rate Loans Indicate: Interest Period (e.g. 1, 3 or 6 month Interest Period)

The Loans requested herein comply with the proviso to the first sentence of Section 2.1 of the Agreement, and Borrower will be in compliance with the provisions of Section 7.13 of the Agreement after the making of the Loans requested herein.
In connection with the requested Loan, the undersigned certifies that the conditions precedent to the making of such Loan, as set forth in Section 9.2 of the Agreement, have been satisfied.
1Note to Borrower: For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing, conversion and/or continuation.

KB HOME, a Delaware corporation
By:
Name:
Title:

EXHIBIT E
FORM OF NOTE
$[__]    [__]
    New York, New York
FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to ___________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of November 12, 2025 (as extended, amended and restated, amended, restated, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of the Lender in Dollars in immediately available funds at Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become or may be declared to be immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

KB HOME, a Delaware corporation
By:
Name:
Title:

ADVANCES AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F
SUBSIDIARY GUARANTY
[Attached.]

Execution Version
SUBSIDIARY GUARANTY
THIS SUBSIDIARY GUARANTY (“Guaranty”) dated as of November 12, 2025, is made by each of the undersigned guarantors and, effective as of the date set forth in the applicable Instrument of Joinder, each other Person who has become a guarantor pursuant to Section 19 hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of Bank of America, N.A., as the Administrative Agent (“Administrative Agent”), under the Credit Agreement referred to below, and the Banks that are party to the Credit Agreement from time to time (each a “Bank” and collectively the “Banks”) (the Administrative Agent and the Banks are referred to herein collectively as the “Lender Parties” and each individually as a “Lender Party”), with reference to the following facts:
RECITALS
A.    KB HOME, a Delaware corporation (“Borrower”), entered into that certain Credit Agreement dated as of November 12, 2025 (as amended, restated, supplemented or modified prior to the date hereof, the “Credit Agreement”), with certain of the Lender Parties. Terms defined in the Credit Agreement and not otherwise defined in this Guaranty shall have the meanings given to those terms in the Credit Agreement and such definitions are incorporated by reference herein in full.
B.    The Banks will make certain credit facilities available to Borrower pursuant to the Credit Agreement, but as a condition to the availability of such credit facilities, Guarantors are required to enter into this Guaranty to guarantee the Guaranteed Obligations (as hereinafter defined), subject to the limitations set forth herein.
C.    Each Guarantor expects to realize direct and indirect benefits from the availability of the aforementioned credit facilities to Borrower pursuant to the Credit Agreement, as the result of financial or business support which may be provided to such Guarantor by Borrower.
AGREEMENT
NOW, THEREFORE, in order to induce the Banks to extend the aforementioned credit facilities pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, each Guarantor hereby represents, warrants, covenants, agrees and guarantees, on a joint and several basis, as follows:
1.    Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to the Lender Parties arising at any time under the Credit Agreement and the Loan Documents (collectively, the “Guaranteed Obligations”). The Lender Parties’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error. This Guaranty shall not be affected by the validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or any question as to the authenticity of such instrument or agreement, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, other than payment in full by the Borrower or any other Person. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
2.    No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes, except as required by applicable law. If any Guarantor must make a payment under this Guaranty, such Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender Parties so that no withholding tax is imposed on the payment to the extent permitted by applicable law. If notwithstanding the foregoing, a Guarantor makes a payment under this Guaranty to which withholding tax or other tax applies, the Guarantor’s payment shall be increased, or the Lender Parties shall be indemnified, as applicable, as and to the extent provided in Section 4.1 of the Credit Agreement.
3.    No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated, at which time this Guaranty and the obligations of the Guarantors hereunder shall terminate (except as expressly provided in Sections 8 and 12 hereof), or (b) with respect to any Guarantor, such Guarantor is released pursuant to Section 11.10 of the Credit Agreement. At the Administrative Agent’s option, all payments under this Guaranty shall be made to an office of the Administrative Agent located in the United States and in U.S. Dollars.
4.    Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.
5.    Subrogation. The Guarantors shall exercise no right of subrogation, contribution or similar rights against the Borrower or any other Guarantor with respect to any payments on the Guaranteed Obligations made to the Lender Parties under this Guaranty until all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
6.    Waiver of Suretyship Defenses. Each Guarantor agrees that the Lender Parties may, at any time and from time to time, and without notice to such Guarantor, make any agreement with the Borrower or with any other Person liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of such Guarantor under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever of the liability of the Borrower (other than payment in full of the Guaranteed Obligations), or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which any Lender Party now has or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by any Lender Party until all of the Guaranteed Obligations are paid in full and any commitments of the Banks and facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. Further, each Guarantor consents to the Lender Parties’ taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855 inclusive, of the California Civil Code and any similar rights and defenses provided by the laws of any other jurisdiction.
7.    Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against such Guarantor.
8.    Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other Person or otherwise, as if such payment had not been made and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.
9.    Subordination. While an Event of Default has occurred and is continuing, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, until such time as all Guaranteed Obligations have been paid in full. If the Lender Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantors as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Guaranteed Obligations, but otherwise without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.
10.    Information. While an Event of Default has occurred and is continuing, each Guarantor shall furnish promptly to the Lender Parties any and all financial or other information regarding such Guarantor or its property as the Lender Parties may reasonably request in writing.
11.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Lender Parties.

12.    Expenses. The Guarantors shall pay, within 30 days after demand, all the reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses and costs disbursements of any law firm or other external counsel) of the Lender Parties in connection with the enforcement of this Guaranty following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding), subject to the limitations set forth in Section 12.8 of the Credit Agreement (which limitations shall be applied as if such expenses were payable by the Borrower thereunder). The obligations of the Guarantors (excluding Guarantors that have been released pursuant to Section 11.10 of the Credit Agreement) under the preceding sentence shall survive termination of this Guaranty.
13.    Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent, the Required Banks under Section 12.2 of the Credit Agreement and the Guarantors.
14.    No Waiver; Enforceability. No failure by the Lender Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Subject to the terms hereof and of the Credit Agreement, any right, remedy, power or privilege of the Lender Parties hereunder may be exercised by the Administrative Agent or the Required Banks.
15.    Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Lender Parties (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Lender Parties and their respective successors and assigns and the Lender Parties may, subject to the terms of the Credit Agreement but without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York. Each Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of any State court sitting in New York County and the United States District Court of the Southern District of New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Lender Parties in connection with such action or proceeding shall be binding on a Guarantor if sent to such Guarantor by registered or certified mail at the address for notices to be delivered to the Borrower pursuant to Section 12.5 of the Credit Agreement. Each Guarantor agrees that the Lender Parties may, subject to Section 12.9 of the Credit Agreement, disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning the Guarantors.
16.    Condition of the Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as such Guarantor requires, and that the Lender Parties have no duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower.

17.    Setoff. After demand upon the Guarantors for payment under this Guaranty, each Guarantor hereby specifically authorizes each Bank (subject to the approval of the Required Banks) in which such Guarantor maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Guaranteed Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to any Guarantor (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
18.    Other Guarantees. Unless otherwise agreed by the Lender Parties and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Lender Parties or any term or provision thereof.
19.    Additional Guarantors. Any other Person may become a Guarantor hereunder and become bound by the terms and conditions of this Guaranty, in each case effective as of the date set forth in the applicable Instrument of Joinder, by executing and delivering to the Administrative Agent an Instrument of Joinder substantially in the form attached hereto as Exhibit A (an “Instrument of Joinder”).
20.    Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company or limited partnership, as applicable, power to make and perform this Guaranty, and all necessary corporate, limited liability company or limited partnership, as applicable, authority for the making and performance of this Guaranty by such Guarantor has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable material law, regulation or order, does not and will not require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected and does not and will not (when aggregated with any defaults and breaches of the Borrower and other Guarantors) result in the breach of or constitute a default under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more; (d) all material consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; and (e) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty.
21.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22.    Electronic Execution. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar federal, state, provincial or territorial laws based on the Uniform Electronic Transactions Act.
[Signature Pages Follow]

Executed as of the date first written above.

GUARANTORS: KB HOME COASTAL INC., a California corporation
By:
Name:
Title:

KB HOME GREATER LOS ANGELES INC., a California corporation
By:
Name:
Title:

KB HOME SACRAMENTO INC., a California corporation
By:
Name:
Title:

KB HOME SOUTH BAY INC., a California corporation
By:
Name:
Title:

KB HOME LAS VEGAS INC., a Nevada corporation
By:
Name:
Title:

KB HOME LONE STAR INC., a Texas corporation
By:
Name:
Title:

KBSA, INC., a Texas corporation
By:
Name:
Title:

KB HOME TUCSON INC., an Arizona corporation
By:
Name:
Title:

KB HOME PHOENIX INC., an Arizona corporation
By:
Name:
Title:

KB HOME FLORIDA INC., a Delaware corporation
By:
Name:
Title:

KB HOME FORT MYERS LLC, a Delaware limited liability company
By: KB HOME FLORIDA INC., a Delaware corporation, its sole member
By:
Name:
Title:

KB HOME JACKSONVILLE LLC, a Delaware limited liability company
By: KB HOME FLORIDA INC., a Delaware corporation, its sole member
By:
Name:
Title:
KB HOME TREASURE COAST LLC, a Delaware limited liability company
By: KB HOME FLORIDA INC., a Delaware corporation, its sole member
By:
Name:
Title:

KB HOME ORLANDO LLC, a Delaware limited liability company
By: KB HOME FLORIDA INC., a Delaware corporation, its sole member
By:
Name:
Title:

KBHPNW LLC, a Delaware limited liability company
By: KB HOME COLORADO INC., a Colorado corporation, its sole member
By:
Name:
Title:

KB HOME COLORADO INC., a Colorado corporation
By:
Name:
Title:

EXHIBIT A

INSTRUMENT OF JOINDER
THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of [__], by [__], a [__] (“Joining Party”), and delivered to the Administrative Agent pursuant to the terms of that certain Subsidiary Guaranty dated as of November 12, 2025 (the “Guaranty”). Terms used but not defined in this Joinder shall have the meanings defined for or ascribed to those terms in the Guaranty.
RECITALS
A.    The Guaranty was made by the Guarantors in favor of the Banks that are parties to that certain Credit Agreement, dated as of November 12, 2025 (as amended, extended, renewed, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among KB Home, a Delaware corporation, as Borrower, the Banks party thereto from time to time, and Bank of America, N.A., as Administrative Agent.
B.    Joining Party is becoming a Guarantor pursuant to Section 6.9 of the Credit Agreement.
C.    Joining Party expects to realize direct and indirect benefits from the availability to Borrower of credit facilities pursuant to the Credit Agreement, as the result of financial or business support which may be provided to such Joining Party by Borrower.
NOW THEREFORE, Joining Party agrees as follows:
AGREEMENT
1.    By this Joinder, Joining Party becomes a “Guarantor” under and pursuant to Section 19 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Indebtedness of Borrower heretofore or hereafter incurred under the Credit Agreement, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.
2.    Any provision in this Joinder that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affect the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Joinder are declared to be severable.
3.    The effective date of this Joinder is [__].

“Joining Party” [__] a [__]
By:
Name:
Title:

EXHIBIT G-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of November 12, 2025, among KB Home, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 4.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned will promptly so inform Borrower and Administrative Agent, and (2) the undersigned will have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[BANK]
By:
Name: Title:

Date:

EXHIBIT G-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of November 12, 2025, among KB Home, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 4.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned will promptly so inform such Bank in writing, and (2) the undersigned will have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[PARTICIPANT]
By:
Name: Title:

Date:

EXHIBIT G-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of November 12, 2025, among KB Home, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 4.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned will promptly so inform such Bank and (2) the undersigned will have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[PARTICIPANT]
By:
Name: Title:

Date:

EXHIBIT G-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of November 12, 2025, among KB Home, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 4.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned will promptly so inform Borrower and Administrative Agent, and (2) the undersigned will have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[BANK]
By:
Name: Title:

Date:

SCHEDULE 1.1
PRO RATA SHARES

Bank	Pro Rata Share	Pro Rata Share of Aggregate Commitments	Issuing Bank’s L/C Limit
Bank of America, N.A.	12.179166667%	$146,150,000.00	$30,447,916.66
Wells Fargo Bank, National Association	12.179166667%	$146,150,000.00	$30,447,916.66
BMO Bank N.A.	10.166666667%	$122,000,000.00	$25,416,666.67
Fifth Third Bank, National Association	10.166666667%	$122,000,000.00	$25,416,666.67
Citizens Bank, N.A.	10.166666667%	$122,000,000.00	$25,416,666.67
JPMorgan Chase Bank, N.A.	10.166666667%	$122,000,000.00	$25,416,666.67
U.S. Bank National Association	10.166666667%	$122,000,000.00	$25,416,666.67
PNC Bank, National Association	7.500000000%	$90,000,000.00	$18,750,000.00
Zions Bancorporation, N.A. dba California Bank & Trust	4.808333333%	$57,700,000.00	$12,020,833.33
Flagstar Bank, N.A.	3.750000000%	$45,000,000.00	$9,375,000.00
Texas Capital Bank	3.750000000%	$45,000,000.00	$9,375,000.00
CIBC Bank USA	3.333333333%	$40,000,000.00	$8,333,333.33
Third Coast Bank, a Texas state bank	1.666666667%	$20,000,000.00	$4,166,666.67
TOTAL	100.00%	$1,200,000,000.00	$250,000,000.00

SCHEDULE 4.4
KB HOME AND CONSOLIDATED SUBSIDIARIES
Key to “Type(s)”
S = Designated Significant Subsidiary
G = Designated Guarantor Subsidiary
Fi = Designated Financial Subsidiary
Arizona Corporations             %         Type(s)
Escoba Insurance Company        100    Fi
KB HOME Phoenix Inc.        100    S/G
KB HOME Sales - Phoenix Inc.        100
KB HOME Tucson Inc.        100    S/G
KB HOME Sales - Tucson Inc.    100
California Corporations/LLC
Kaufman and Broad - Monterey Bay, Inc.    100
Kaufman and Broad Partners        100
KB Holdings One, Inc.            100
KB HOME Central Valley Inc.        100
KB HOME Coastal Inc.            100     S/G
KB HOME Greater Los Angeles Inc.    100    S/G
KB HOME Holdings Inc.         100
KB HOME Insurance Agency Inc.    100    Fi
KB HOME Sacramento Inc.        100    S/G
KB HOME Sales – Southern California Inc.    100
KB HOME Sales – Northern California Inc.     100
KB HOME South Bay Inc.        100    S/G
Mather Housing Company, LLC        100
Colorado Corporation
KB HOME Colorado Inc.        100    S/G

Delaware Corporations/LLCs
775 KB Development LLC        100
125 CPU KB HOME Development LLC    100
1250 KB Development LLC        100
BARE Resale Properties LLC        100
Coastal SFA Warner Center I LLC    100
Coastal SFA Anaheim I LLC        100
Endeavour Venture Partners LLC    100    Fi
e.KB, Inc.            100
Fremont Pat Ranch LLC        100
Gramercy Farms, LLC            100
Intrepid Venture Partners LLC        100    Fi
KB HOME Arroyo Vista LLC        100
KB HOME Atlanta LLC        100
KB HOME California LLC        100
KB HOME Charlotte Inc.        100
KB HOME DelMarVa LLC        100
KB HOME Florida Inc.            100    S/G
KB HOME Fort Myers LLC        100    S/G
KB HOME Georgia LLC        100
KB HOME Gold Coast LLC        100
KB HOME Gulf Coast Inc.        100
KB HOME Idaho LLC            100
KB HOME Illinois Inc.            100
KB HOME Indiana Inc.            100
KB HOME Inspirada LLC        100
KB HOME Jacksonville LLC        100    S/G
KB HOME Las Vegas Development Company LLC    100
KB HOME LV Cactus Landings LLC    100
KB HOME LV Casa Bella LLC        100
KB HOME LV Casia LLC        100
KB HOME LV Creekstone LLC        100
KB HOME LV Durham West LLC    100
KB HOME LV Edgebrook LLC        100
KB HOME LV Saddlebrook LLC    100
KB HOME LV Sage Glen LLC        100
KB HOME LV Teagan LLC        100
KB HOME LV Tustin LLC        100
KB HOME Marja Development LLC    100
KB HOME Maryland LLC        100
KB HOME Mortgage Ventures LLC    100    Fi
KB HOME New Orleans Inc.        100
KB HOME North Bay LLC        100
KB HOME North Carolina Inc.        100
KB HOME NV Acquisition LLC    100
KB HOME Orlando LLC        100    S/G
KB HOME Palmetto LLC        100
KB HOME Raleigh-Durham Inc.    100

KB HOME Sales - Orlando LLC    100
KB HOME Seabluff Development LLC    100
KB HOME/Shaw Louisiana LLC    100
KB HOME SC Shady Trails LLC    100
KB HOME Service Company LLC    100
KB HOME Sierra Park LLC        100
KB HOME Cal Management Services LLC    100
KB HOME South Carolina Inc.        100
KB HOME Spring Mountain LLC    100
KB HOME Tampa LLC            100
KB HOME Treasure Coast LLC        100    S/G
KB HOME Virginia Inc.        100
KB HOME Wisconsin LLC        100
KBHPNW LLC            100    S/G
KBHPNW Sales LLC            100
KB Property Investment LLC        100
KB Sanctuary LLC            100
KB Urban Inc.            100
KB Wheeler Plaza LLC            100
Lafayette Town Center LLC        100
Martin Park, LLC            100
Mt. Eden Partners, LLC            100
PQC LLC            100
Runkle Canyon, LLC            100
RWLS LLC            100
Sanctuary Newark LLC            100
SF Bush Street Condos LLC        100
SF Townsend Condos LLC        100
SMR Phase I Joint Venture LLC        100
SRLB LLC            100
Sierra Park Residential Development LLC    100
Underwood Inv, LLC            100
Warm Springs Village Partners, LLC    100
Florida Corporation
KB HOME Title Services Inc.        100    Fi
Georgia LLC
KB HOME Sales - Atlanta LLC        100
Illinois Corporation
KB HOME Mortgage Company        100    Fi
Nevada Corporations
KB HOME Kyle Inc.            100
KB HOME Las Vegas Inc.        100    S/G

KB HOME Sales - Nevada Inc.        100
KB HOME Sales – Reno Inc.        100
KB HOME Nevada Inc.            100
KB HOME Reno Inc.            100
New Mexico Corporations
KB HOME Sales – New Mexico Inc.    100
KB HOME New Mexico Inc.    100
Texas Corporations and Partnerships
KB HOME Insurance Agency of Texas Holdings, Inc.    100    Fi
Kaufman and Broad of Texas, Ltd.    100
Kaufman and Broad Development of Texas, L. P.        100
KB HOME Lone Star Inc.        100    S/G
KBSA, Inc.            100    S/G
San Antonio Title Co.            100    Fi
Satex Properties, Inc.            100
Quoin Investments, Inc.            100

SCHEDULE 4.7
EXISTING LIENS AND RIGHTS OF OTHERS
None.

SCHEDULE 6.4
INVESTMENTS
None.

SCHEDULE 11.6
DOMESTIC LENDING OFFICES, ADDRESSES FOR NOTICES
KB HOME
Attention: Thad Johnson
10990 Wilshire Blvd
Los Angeles, CA 90024
Telephone: (310) 893-7303
Email: tjohnson@kbhome.com
BANK OF AMERICA, N.A.
Administrative Agent’s Office
(for payments and Requests for Credit Extensions, Continuations, Conversions):
Bank of America, N.A.
Gateway Village - 900 Building
900 W Trade St
Charlotte, NC 28255-0001
NC1-026-06-04
Attention: Tierra Hinton
Telephone: 980.386.9521
Electronic Mail: tierra.hinton@bofa.com
USD Payment Instructions:
Bank of America N.A.
ABA# 026009593
Account No.: 1366072250600
Account Name: Wire Clearing Acct for Syn Loans - LIQ
Ref: KB Home
Other Notices as Administrative Agent:
Bank of America N.A.
BOFA CENTER - 555 CALIFORNIA
555 CALIFORNIA ST
SAN FRANCISCO, CA 94104 UNITED STATES OF AMERICA
CA5-705-06-34
Attention: Jeanmarie Curtis
Telephone: 415-913-3276
Facsimile: 415.913.3262
Electronic Mail: jeanmarie.curtis@bofa.com

ISSUING BANK:
Bank of America N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Telephone: 570.496.9619
Facsimile: 800.755.8740
Electronic Mail: tradeclientserviceteamus@bofa.com